Exhibit 4.1

Execution Copy

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of July 13, 2021 (this “Amendment”), is among THE MARCUS CORPORATION (the “Borrower”), the LENDERS party hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as Co-Documentation Agents.

RECITALS

A.          The Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of January 9, 2020 (as amended by that certain First Amendment to Credit Agreement dated as of April 29, 2020 and as amended by that certain Second Amendment to Credit Agreement dated as of September 15, 2020, the “Credit Agreement” and the Credit Agreement, as amended by this Amendment, the “Amended Credit Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B.          The Borrower desires to amend the Credit Agreement, and the Administrative Agent and the Lenders are willing to do so in accordance with the terms hereof.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE I.  AMENDMENTS.  Upon the Third Amendment Effective Date, the parties hereto agree that the Credit Agreement (including the Exhibits and Schedules thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth as reflected by the Amended Credit Agreement attached hereto as Exhibit A hereto.

ARTICLE II.  REPRESENTATIONS.  The Borrower represents and warrants to the Administrative Agent and the Lenders, on the date hereof, that:

2.1        The execution, delivery and performance of this Amendment are (a) within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action and, if required, actions by equity holders; (b) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (c) will not violate any Requirement of Law applicable to the Borrower or any Subsidiary, (d) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any Subsidiary or the assets of the Borrower or any Subsidiary, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created pursuant to the Loan Documents.

2.2        This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3        Upon giving effect to this Amendment, the representations and warranties contained in Article III of the Amended Credit Agreement and in the other Loan Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

2.4        As of the date hereof, no Default exists or has occurred and is continuing, and no Default will be caused upon giving effect to this Amendment.

ARTICLE III.  CONDITIONS OF EFFECTIVENESS.  This Amendment shall become effective as the date hereof (the “Third Amendment Effective Date”) when all of the following conditions have been satisfied:

3.1        The Borrower and the Lenders shall have signed this Amendment.

3.2        The Senior Notes shall be amended contemporaneously herewith on terms and conditions, and pursuant to agreements, reasonably satisfactory to the Administrative Agent.

3.3        The Borrower shall make the prepayment contemporaneously herewith required under Section 2.11(d) of the Amended Credit Agreement.

3.4        The Administrative Agent shall have received and be reasonably satisfied with such other documents, and the Borrowers shall have satisfied such other conditions, as the Administrative Agent may have reasonably requested, including without limitation all documents and conditions described in the closing list delivered in connection herewith, and the payment of all fees as separately agreed upon that are due and payable on or prior to the Third Amendment Effective Date to the extent invoiced (in reasonable detail) at least one Business Day prior to the Third Amendment Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Third Amendment Effective Date, and such notice shall be conclusive and binding.

ARTICLE IV.  MISCELLANEOUS.

4.1        References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Amended Credit Agreement and as further amended from time to time.

4.2        This Amendment shall be construed in accordance with and governed by the law of the State of Wisconsin.

4.3        Except as expressly amended hereby, the Borrower agrees that (a) the Amended Credit Agreement and all other Loan Documents are ratified and confirmed, as amended hereby, and shall remain in

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full force and effect in accordance with their terms, (b) the terms of this Amendment do not constitute a novation and (c) it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.  The amendment contained herein shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein. The Borrower hereby reaffirms, as of the date hereof, its guarantee of the Secured Obligations under the Loan Documents and its grant of Liens on the Collateral to secure the Secured Obligations pursuant to the Loan Documents to which it is a party with the same priority as originally granted.

4.4        The Borrower acknowledges and agrees that the Administrative Agent and the Lenders have fully performed all of their obligations under all Loan Documents or otherwise with respect to the Borrower and its Subsidiaries, all actions taken by the Administrative Agent and the Lenders are reasonable and appropriate under the circumstances and within their rights under the Loan Documents and they are not aware of any existing claims or causes of action against the Administrative Agent or any Lender, any Subsidiary or Affiliate thereof or any of their successors or assigns, in each case in respect of the Loan Documents and any transactions in connection therewith, and waives any such claims or causes of action existing as of the date hereof.

4.5        Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.  This Amendment is a Loan Document.

4.6        This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

4.7        Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

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IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the day and year first above written.

THE MARCUS CORPORATION

By:	/s/ Steven S. Bartelt
Name:	Steven S. Bartelt
Title:	Assistant Secretary

Signature page to Third Amendment to Credit Agreement – The Marcus Corporation

JPMORGAN CHASE BANK, individually and as Administrative Agent

By:	/s/ Sally Weiland
Name:	Sally Weiland
Title:	Authorized Officer

Signature page to Third Amendment to Credit Agreement – The Marcus Corporation

U.S. BANK NATIONAL ASSOCIATION, individually and as Syndication Agent

By:	/s/ Mark J. Hattling
Name:	Mark J. Hattling
Title:	Authorized Officer

Signature page to Third Amendment to Credit Agreement – The Marcus Corporation

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as a Co- Documentation Agent

By:	/s/ Thomas T. Zak
Name:	Thomas T. Zak
Title:	S.V.P.

BANK OF AMERICA, N.A., individually and as a Co-Documentation Agent

By:	/s/ Steven K. Kessler
Name:	Steven K. Kessler
Title:	Senior Vice President

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ Robert R. Mangers
Name:	Robert R. Mangers
Title:	Vice President

BMO HARRIS BANK, N.A.

By:	/s/ Nick Irving
Name:	Nick Irving
Title:	Vice President

ASSOCIATED BANK, N.A.

By:	/s/ Dan Holzhauer
Name:	Dan Holzhauer
Title:	SVP

EXHIBIT A TO ~~SECOND~~THIRD AMENDMENT

CREDIT AGREEMENT

dated as of

January 9, 2020

among

THE MARCUS CORPORATION,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

U.S. BANK NATIONAL ASSOCIATION

as Syndication Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

BANK OF AMERICA, N.A.,

as Co-Documentation Agents

___________________________________________________

JPMORGAN CHASE BANK, N.A.,

as Lead Left Bookrunner

JPMORGAN CHASE BANK, N.A.,

and

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers/Bookrunners

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SCHEDULES:

Schedule 1.01(a) – Senior Notes

Schedule 1.01(b) – Excluded Real Property

Schedule 1.01(c) – Designated Sale Real Property and Designated Sale Real Property Conditions

Schedule 2.01 – Commitments

Schedule 2.06 – Existing Letter of Credit

Schedule 3.05 – Subsidiaries

Schedule 3.06 – Disclosed Matters

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption

Exhibit B-1 -- U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit B-2 -- U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit B-3 -- U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit B-4 -- U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

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CREDIT AGREEMENT dated as of January 9, 2020, among THE MARCUS CORPORATION, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business, any business unit or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any ~~Eurodollar~~Term Benchmark Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Site” means the Electronic System established by the Administrative Agent to administer this Agreement.

“Agent Party” has the meaning assigned to it in Section 9.01(d).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.14(c)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments);  provided  that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation, and (b) with respect to the Term Loans, if any, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Term Loan Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any ~~Eurodollar~~Term Benchmark Loan or ABR Loan or with respect to the facility fees under Section 2.12(a) or the fees on Letters of Credit payable under Section 2.12(b)(i), as the case may be, the applicable rate per annum set forth below under the caption “~~Eurodollar~~Term Benchmark Spread”, “ABR Spread”, “Facility Fee Rate” or “Letter of Credit Fee”, as the case may be, based upon the Consolidated Debt to Capitalization Ratio as of the most recent determination date:

Level	Consolidated Debt to Capitalization Ratio	Facility Fee Rate	~~Eurodollar~~Term Benchmark Spread for Revolving Loans and Letter of Credit Fee	ABR Spread for Revolving Loans
I	CDCR < 0.25:1.0	0.125%	0.875%	0.0%

II	CDCR ≥ 0.25:1.0 and < 0.35:1.0	0.150%	0.975%	0.0%
III	CDCR ≥ 0.35:1.0 and < 0.40:1.0	0.175%	1.075%	0.075%
IV	CDCR ≥ 0.40:1.0 and < 0.45:1.0	0.200%	1.175%	0.175%
V	CDCR ≥ 0.45:1.0 and < 0.50:1.0	0.225%	1.275%	0.275%
VI	CDCR ≥ 0.50:1.0	0.250%	1.375%	0.375%

The Applicable Rate shall be determined in accordance with the foregoing table based on the Consolidated Debt to Capitalization Ratio as determined in the then most recent quarterly financial statements for the first three Fiscal Quarters of each Fiscal Year and the audited year-end financial statements for the last Fiscal Quarter of each Fiscal Year.  Adjustments, if any, to the Applicable Rate shall be effective the fifth Business Day after the date that the applicable financials under Section 5.01(a) or (b) and certificate under Section 5.01(c) are due.  If the Borrower fails to deliver the financials to the Administrative Agent at the time required hereunder or any other Event of Default exists, then the Applicable Rate shall be set at Level VI until such financials are so delivered.

Notwithstanding anything to the contrary in this Agreement, the Applicable Rate for (i) the Facility Fee Rate shall be 0.400%, (ii) the ~~Eurodollar~~Term Benchmark Spread for Revolving Loans and Letter of Credit Fees shall be 2.10% as of the First Amendment Effective Date until the Second Amendment Effective Date, and 2.35% on and after the Second Amendment Effective Date, and (iii) the ABR Spread for Revolving Loan will set at 1.10% as of the First Amendment Effective Date until the Second Amendment Effective Date, and 1.35% on and after the Second Amendment Effective Date, and will not be adjusted until the end of the first fiscal quarter ending after the end of the Specified Period (and then based on Consolidated Debt to Capitalization Ratio as determined for the end of such first Fiscal Quarter ending after the end of the Specified Period).

Notwithstanding anything to the contrary in this Agreement, the Applicable Rate for (i) the ~~Eurodollar~~Term Benchmark Spread for Term A Loans shall be 2.50% until the Second Amendment Effective Date, and 2.75% on and after the Second Amendment Effective Date, and (ii) the ABR Spread for Term A Loans shall be 1.50% until the Second Amendment Effective Date, and 1.75% on and after the Second Amendment Effective Date.

Notwithstanding the foregoing, in the event that any financial statement or compliance certificate delivered pursuant to Sections 5.01(a), (b) and (c) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of (i) a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (a) the Borrower shall immediately deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (y) the Applicable Rate for such Applicable Period shall be determined as if the Consolidated Debt to Capitalization Ratio in the corrected compliance certificate were applicable for such Applicable Period, and (z) the Borrower shall immediately and retroactively be obligated to pay to the Administrative

Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, or (ii) a lower Applicable Rate for the Applicable Period than the Applicable Rate applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period and (y) the Applicable Rate shall be adjusted in accordance with such corrected compliance certificate on the date that the Administrative Agent receives such corrected compliance certificate notwithstanding that such date is not otherwise a date on which the Applicable Rate is to be calculated, and such adjusted Applicable Rate shall remain in effect until otherwise required to be modified hereunder.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to their rights under this Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all Obligations.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” shall mean each of JPMorgan Chase Bank, N.A., in its capacity as lead left bookrunner and as a joint bookrunner and joint lead arranger hereunder and U.S. Bank National Association in its capacity as a joint bookrunner and joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.04(a).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any of their Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme  or arrangement, overdrafts and interstate depository network services and cash pooling services).

“Banking Services Obligations” means any and all obligations of the Loan Parties or any of their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, an Other Benchmark Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (c) or clause (d) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1)        the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)        the sum of (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)        ~~”Benchmark Replacement” means~~ the sum of: (a) the alternate benchmark rate ~~(which may be a SOFR-Based Rate)~~ that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body ~~and/~~or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~  as a replacement ~~to the LIBO Rate for U.S.~~ for the then-current Benchmark for  dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; ~~provided that,~~

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as ~~so~~ determined pursuant to clause (1), (2) or (3) above would be less than ~~1.0%~~the Floor, the Benchmark Replacement will be deemed to be ~~1.0%~~the Floor for the purposes of this Agreement~~; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion~~ and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement ~~Adjustment” means~~,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBO Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~and/~~on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBO Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~U.S.~~ dollar-denominated syndicated credit facilities ~~at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).~~;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest ~~and other~~, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of ~~the~~such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earlie~~r~~st to occur of the following events with respect to the ~~LIBO Rate~~then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of ~~the LIBO Screen Rate~~such Benchmark (or the  published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~the LIBO Screen Rate; or~~all Available Tenors of such Benchmark (or such component thereof);

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date ~~of the public~~on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication ~~of information~~ referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component there~~in~~of~~.~~) continues to be provided on such date;

(3)         in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.14(c); or

(4)         in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark

Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the ~~LIBO Rate~~then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of ~~the LIBO Screen Rate~~such Benchmark (or the  published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~the LIBO Screen Rate~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBO Screen Rate~~any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBO Screen Rate, the U.S.~~such Benchmark (or the  published component used in the calculation thereof), the Federal Reserve ~~System~~Board, the NYFRB, an insolvency official with jurisdiction over the administrator for ~~the LIBO Screen Rate~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~the LIBO Screen Rate~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~the LIBO Screen Rate, in each case~~such Benchmark (or such component),  which states that the administrator of ~~the LIBO Screen Rate~~such Benchmark (or such component) has ceased or will cease to provide ~~the LIBO Screen Rate~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBO Screen Rate; and/or~~any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBO Screen Rate~~such Benchmark (or the published component used in the calculation thereof)  announcing that ~~the LIBO Screen Rate is~~all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

~~“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.~~

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, ~~if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement,~~ the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the ~~LIBO Rate~~then-current

Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the ~~LIBO Rate~~then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Loan Document in accordance with Section 2.14.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” means The Marcus Corporation, a Wisconsin corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of ~~Eurodollar~~Term Benchmark Loans, as to which a single Interest Period is in effect, (b) a Term Loan made on the same date and, in the case of ~~Eurodollar~~Term Benchmark Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Chicago or Milwaukee are authorized or required by law to remain closed; provided that, when used in connection with a ~~Eurodollar~~Term Benchmark Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, any cash expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and applicable rules and regulations.

“CARES Payroll Costs” means “payroll costs” as defined in 15 U.S.C. 636(a)(36)(A)(viii) (as added to the Small Business Act by Section 1102 of the CARES Act).

“CARES Allowable Uses” means “allowable uses” of proceeds of an SBA PPP Loan as described in Section 1102 of the CARES Act.

“Change of Control” means any event, or combination of events, the result of which is that Stephen H. Marcus, Diane Marcus Gershowitz and their respective heirs, together with trusts controlled by any such Persons, collectively, no longer beneficially own (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) 51% or more of the voting rights with respect to outstanding Equity Interests of the Borrower.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary,  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, a Term A Loan, or Swingline Loans.

“Co-Documentation Agents” means Wells Fargo Bank, National Association and Bank of America, N.A., as co-documentation agents for the credit facilities evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of the Loan Parties, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Obligations.

“Collateral Agent” has the meaning set forth in the Intercreditor Agreement. As of the First Amendment Effective Date, the Collateral Agent is JPMCB.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent or the Collateral Agent.

“Collateral Release Date” means the first date on which each of the following events has occurred for such date: (a) the Term A Loans have been paid in full, (b) such date is at least three full Fiscal Quarters after the date on which the ~~Term A Loans have been paid in full and the Borrower is in compliance with the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date (and has~~Borrower has (i) irrevocably elected to have the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date become effective in accordance with Section 6.09(f)~~)~~ and (ii) been in compliance with the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date; (~~b~~c) the Consolidated Leverage Ratio is less than 3.5:1.0, as calculated for the most recently ended Fiscal Quarter prior to such date; (~~c~~d) all holders of the Senior Notes shall simultaneously release the Collateral and all subsidiary guaranties; and (~~d~~e) no Default or Event of Default shall exist on such date.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Communications” has the meaning assigned to it in Section 9.01(d).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)  the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)  if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted Cash Flow” means, for any period, the Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (a) depreciation and amortization for such period, (b) all current and deferred taxes on income, provision for taxes on income, provision for taxes on unremitted foreign earnings which are included in consolidated gross revenues and current additions to reserves for taxes, and (c) Consolidated Interest and Rental Expense, together with those items excluded from the definition of Consolidated Interest and Rental Expense pursuant to the proviso in such definition.

“Consolidated Adjusted Net Worth” means, as of any date of determination thereof, the Consolidated Net Worth less the total amount of all Restricted Investments in excess of 20% of Consolidated Net Worth, each as of such date of determination.

“Consolidated Debt” means, as of any date of determination thereof, the Indebtedness of the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of such date of determination; provided that the amount included in Consolidated Debt that pertains to all obligations under the Master Licensing Agreement, to the extent considered a Finance Lease under GAAP, shall be equal to (a) one twelfth of any shortfall amount required to be paid under the Master Licensing Agreement for the most recently ended four consecutive Fiscal Quarters times (b) the number of months remaining in the term of the Master Licensing Agreement as of the most recently ended Fiscal Quarter.

“Consolidated Debt to Capitalization Ratio” or “CDCR” means, as of any date of determination, the ratio of (a) Consolidated Debt to (b) Consolidated Total Capitalization, in each case as of such date.

“Consolidated EBITDA” means, for any period, consolidated operating income for the Borrower and its Restricted Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated operating income for such period, the sum of (i) all amounts attributable to depreciation and amortization expense for such period, (ii) any non-cash share based compensation for such period, (iii) any unusual and/or infrequently occurring  non-cash fees, costs, expenses, charges, losses or similar items for such period, (iv) any other non-cash fees, costs, expenses, charges, losses or similar items for such period (but excluding any non-cash charge in respect of an item that was included in consolidated operating income for the Borrower and its Restricted Subsidiaries in a prior period and any non-cash charge that relates to the write-down or write-off of inventory, and any charge that is an amortization of a cash item that was paid in a prior period shall not be considered a non-cash charge), (v) fees, costs, expenses, charges and losses incurred during such period in connection with any issuance, incurrence, conversion, exchange, redemption, repurchase, repayment, refinancing, settlement or satisfaction of any Indebtedness, equity or Permitted Convertible Indebtedness Call Transaction (whether or not successful), (vi) any proceeds from business interruption insurance received during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were taken into account in computing consolidated operating income for the Borrower and its Restricted Subsidiaries, and (vii) any other unusual and/or infrequently occurring fees, cash charges and other cash expenses for such period in an amount not to exceed $10,000,000 during any four consecutive Fiscal Quarter period, minus (b) without duplication and to the extent included in consolidated operating income for the Borrower and its Restricted Subsidiaries, (i) any cash payments made during such period in respect of non-cash charges described in clauses (a)(ii)-(iv) above and taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period (provided that any income recognized in any period for cash received in a prior period (and not recognized in such prior period) shall not be considered non-cash under this clause (ii)), all calculated for the Borrower and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis consistently applied and determined in a manner consistent with the Borrower’s most recently publicly filed financial statements.

“Consolidated Fixed Charge Coverage Ratio” means, as of the date of any determination thereof, the ratio of (a) Consolidated Adjusted Cash Flow to (b) Consolidated Interest and Rental Expense to the extent paid or payable in cash.

“Consolidated Interest and Rental Expense” means, for any period, all amounts recorded and deducted in computing Consolidated Net Income for such period in respect of interest charges and expense and rental charges for such period (whether paid or accrued, or a cash or non-cash expense, and in the case of rental payments, including the full amount of those payments made under operating leases or synthetic leases, but only the imputed interest under Finance Leases) in accordance with GAAP; provided, Consolidated Interest and Rental Expense shall exclude all imputed interest discounts, yield, fees, charges and expense related to any Convertible Securities and/or any Permitted Convertible Indebtedness Call Transaction.

“Consolidated Leverage Ratio” or “CLR” means, as of the date of any determination thereof, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on or most recently prior to such date.

“Consolidated Liquidity” means, as of the end of any Fiscal Quarter, the sum of (x) Unrestricted Cash On Hand as of the last day of such Fiscal Quarter plus (y) the difference between the Revolving Commitment and the average daily Revolving Credit Exposure for such Fiscal Quarter, provided that the amount calculated under this clause (y) for the second Fiscal Quarter of 2020 shall be determined on a pro forma basis assuming the Term A Loans funded on the First Amendment Effective Date were funded on the first day of such Fiscal Quarter.

“Consolidated Net Income” means, for any period, the consolidated gross revenues of the Borrower and its Restricted Subsidiaries, less all operating and non-operating expenses of the Borrower and its Restricted Subsidiaries, including all charges of a proper character (including current and deferred taxes on income, provision for taxes on income, provisions for taxes on unremitted foreign earnings which are included in consolidated gross revenues, and current additions to reserves), all determined in accordance with GAAP consistently applied, but not including in the computation thereof the amounts (including related expenses and any tax effect related thereto) resulting from (i) any gains or losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), (ii) any gains or losses resulting from the reevaluation of assets, (iii) any gains or losses resulting from an acquisition by the Borrower or any of its Restricted Subsidiaries at a discount of any debt of the Borrower or any of its Restricted Subsidiaries, (iv) any equity of the Borrower or any of its Restricted Subsidiaries in the unremitted earnings of any Person which is not a Restricted Subsidiary, (v) any earnings of any Person acquired by the Borrower or any of its Restricted Subsidiaries through purchase, merger or consolidation or otherwise for any time prior to the date of acquisition, (vi) any deferred credit representing the excess of equity in any Restricted Subsidiary of the Borrower at the date of acquisition over the cost of the investment in such Restricted Subsidiary, (vii) any restoration to income of any reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (viii) any net gain from the collection of life insurance policies, or (ix) any gain resulting from investments or any other nonrecurring item.

“Consolidated Net Worth” means, as of any date of determination thereof, the shareholders’ equity of the Borrower and its Restricted Subsidiaries, calculated in accordance with GAAP on a consolidated basis consistently applied.

“Consolidated Total Capitalization” means, as of the date of any determination thereof, the sum of (i) Consolidated Debt, plus (ii) Consolidated Adjusted Net Worth.

“Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in (including, without limitation, Deferred Equity Contribution Obligations), a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person or guarantees the payment of dividends or other distributions upon the shares of any other Person; excluding (i) endorsements of instruments in the course of collection, (ii) so long as no claim or payment has been made thereon, guarantees that are effective solely upon the occurrence of specified “bad boy” events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person or a Person controlled by such Person (e.g., provisions commonly known as “bad boy” acts of such Person or a Person controlled by such Person, including fraud, gross negligence, willful misconduct, and unlawful acts and such other customary “bad boy” acts as are reasonably acceptable to the Administrative Agent), and (iii) so long as no claim or payment has been made thereon, guarantees by the Borrower of the payment of franchise fees (but not of any Indebtedness) by its Subsidiaries consistent with past practices and in the ordinary course of business. The amount of any Person’s obligation under any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or

(iii)       a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.16.

“Convertible Securities” means (a) the Specified Convertible Senior Notes and (b) any other unsecured Indebtedness of the Borrower that is or will become, upon the occurrence of certain specified events or after the passage of a specified amount of time, (i) convertible into, or exchangeable for, Qualified Equity Interests of the Borrower (and cash in lieu of fractional shares), call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests of the Borrower and/or cash (in an amount determined by reference to the price of such Equity Interests) and/or (ii) sold as units with call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests of the Borrower and/or cash (in an amount determined by reference to the price of such Equity Interests).

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

~~“~~“Default~~”~~“ means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

~~“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.~~

“Deferred Equity Contribution Obligations” means obligations of the Borrower or its Restricted Subsidiaries to make equity contributions to Subsidiaries engaged in businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, provided that no Default exists at the time such obligation is incurred and the incurrence of any such obligation does not cause a Default.

“Designated Sale Real Property” means the real property described on Schedule 1.01(c).

“Designated Sale Real Property Conditions” means the conditions described on Schedule 1.01(c), and all parties hereto acknowledge and agree to such conditions.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for the avoidance of doubt, any issuance or conversion of Convertible Securities and the consummation of any Permitted Convertible Indebtedness Call Transaction.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Equity Interests, cash in lieu of fractional shares of such Qualified Equity Interests, and call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests and/or cash), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior occurrence of the Revolving Credit Maturity Date and the Term A Maturity Date), or redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests, cash in lieu of fractional shares of such Qualified Equity Interests, and call options, warrants, rights or obligations to purchase ((or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests and/or cash), in whole or in part.  Notwithstanding the foregoing, (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower and/or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

“dollars” or “$” refers to lawful money of the United States of America.

“Early Opt-in Election” means the occurrence of:

(1)         (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2)         (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

~~“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.~~

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

“Excluded Real Property” means (a) the real property described on Schedule 1.01(b) and (b) any other owned real property of the Borrower and its Restricted Subsidiaries that is not a hotel or theater and if the fair market value thereof (as reasonably determined by the Borrower and approved by the Administrative Agent) does not exceed $5,000,000 or as otherwise agreed to by the Administrative Agent.

“Excluded Subsidiaries” means (a) Pfister LLC and (b) with the consent of the Administrative Agent, Subsidiaries that are not Wholly Owned Subsidiaries of the Borrower.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the credit agreement dated as of June 16, 2016, as modified, among the Borrower, the lenders party thereto, and JPMCB, as administrative agent.

“Existing Letters of Credit” means the currently outstanding letters of credit issued for the account of the Borrower and listed on Schedule 2.06 hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Finance Lease” means, as to any Person, any lease (or other arrangement conveying the right to use) which, in accordance with GAAP consistently applied, is or should be classified and accounted for as a finance lease or otherwise capitalized on the balance sheet of such Person, subject to Section 1.04(b).

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Finance Lease of real or personal property, or a combination thereof, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Amendment” means the First Amendment to Credit Agreement dated as of April 29, 2020 by and among the Borrower, the Lenders, the Administrative Agent, the Syndication Agent, and the Co-Documentation Agents.

“First Amendment Effective Date” has the meaning given to that term in the First Amendment.

“Fiscal Quarter” means each fiscal quarter of the Borrower based on three 13-week quarters and a final quarter consisting of 13 or 14 weeks consistent with the Borrower’s current practice.

“Fiscal Year” means each fiscal year of the Borrower based on a 52 or 53-week fiscal year and ending on the last Thursday in December consistent with the Borrower’s current practice.  Reference to any Fiscal Year with a reference to any year shall be deemed the Fiscal Year ending on the last Thursday in December of that year (i.e., the 2020 Fiscal Year shall be the Fiscal Year ending December 31, 2020).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Forgivable Debt” means SBA PPP Loans and Governmental Stimulus Debt satisfying the following conditions: (i) such Indebtedness is forgivable, (ii) the Borrower or its Restricted Subsidiary liable on such Indebtedness qualifies for the forgiveness of such Indebtedness, and (iii)  the Borrower or its Restricted Subsidiary liable on such Indebtedness complies with all terms for the forgiveness thereof.

“Governmental Stimulus Debt” means any unsecured Indebtedness (other than SBA PPP Loans) incurred by the Borrower or any of its Restricted Subsidiaries after the First Amendment Effective Date pursuant to any Governmental Authority economic stimulus program offering such Indebtedness on favorable terms to the Borrower or any of its Restricted Subsidiaries.

“Guarantor” means any Loan Party who has delivered a Loan Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Increasing Lender” has the meaning assigned to such term in Section 2.04(a).

“Incremental Credits” has the meaning assigned to such term in Section 9.02(c).

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.04(c).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.04(a).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms, accrued expenses in the ordinary course of business and employee compensation and benefit obligations incurred in the ordinary course of business); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to Finance Leases; (g) all net obligations with respect to Swap Agreements; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (i) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; and (j) all Contingent Obligations with respect to Surety Instruments.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Information Memorandum” means the loan syndication organizational materials relating to the Borrower and the Transactions.

“Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement dated on or about the First Amendment Effective Date by and among the Administrative Agent, the Collateral Agent, the holders of the Senior Notes and the other parties thereto, as amended, restated or otherwise modified from time to time.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any ~~Eurodollar~~Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid or as otherwise required by the Swingline Lender.

“Interest Period” means with respect to any ~~Eurodollar~~Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending ~~either (x) one week thereafter or (y)~~ on the numerically corresponding day in the calendar month that is one~~, two~~, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a ~~Eurodollar~~Term Benchmark Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) if the Interest Period elected by the Borrower is for a term other than one week, any Interest Period pertaining to a ~~Eurodollar~~Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means any advance, loan, extension of credit or capital contribution to, or any investment in the Equity Interests, or debt securities or other obligations of, another Person or any Contingent Obligation incurred for the benefit of another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means, individually and collectively, each of JPMCB, U.S. Bank and any other Revolving Lender from time to time designated by the Borrower as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, in each case in its capacity as an issuer of Letters of Credit hereunder and their respective successors in such capacity as provided herein.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).  At any time there is more than one Issuing Bank, all singular references to the Issuing Bank means any Issuing Bank, either

Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Sublimits” means, as of the Effective Date, (i) in the case of JPMCB, $15,000,000, (ii) in the case of U.S. Bank, $15,000,000, and (iii) as to any other Issuing Bank, such amount as shall be agreed to in writing among the Administrative Agent, the Borrower and such other Issuing Bank.  Each Issuing Bank Sublimit may be (x) decreased at any time by agreement between the Borrower and the Administrative Agent (and without the consent or approval of any other parties) and (y) increased at any time by agreement between the Borrower, the Administrative Agent and the applicable Issuing Bank increasing its Issuing Bank Sublimit (and without the consent or approval of any other parties).

“Joint Venture” means a single-purpose corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Addition and Acknowledgement Agreement” means an agreement in form and substance satisfactory to the Administrative Agent and the Borrower.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Lender Addition and Acknowledgement Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any ~~Eurodollar~~Term Benchmark Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than 1.0%, such rate shall be deemed to be 1.0% for the purposes of this

Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated  Rate; provided that if any Interpolated Rate shall be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant hereto, any Letter of Credit applications, the Intercreditor Agreement, each Collateral Document, the Loan Guaranty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lenders in connection with this Agreement or the transactions contemplated hereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means, collectively, that certain Loan Guaranty given in connection with the First Amendment and made by the Loan Parties in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, which shall become effective on the First Amendment Effective Date, and any other guaranty agreement entered into or made, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrower and all Restricted Subsidiaries (other than Excluded Subsidiaries).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Master Licensing Agreement” means the master licensing agreement entered into during the second Fiscal Quarter of the 2012 Fiscal Year by the Borrower and/or its Restricted Subsidiaries with CDF2 Holdings, LLC, a subsidiary of Cinedigm Digital Cinema Corp. (CDF2), with respect to their digital cinema projection systems, and any amendments or modifications thereof and similar agreements (i.e., agreements under which all payments are expected to be covered through the payment of virtual print fees from film distributors to CDF2 or other independent third parties that are not affiliated with the Borrower or any of its Subsidiaries) with respect to their digital cinema projection systems.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document, (c)

prior to the Collateral Release Date, the Collateral, or the Administrative Agent’s or Collateral Agent’s Liens (on behalf of itself and the other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Lenders under any Loan Document.

“Material Credit Facility” means, as to the Borrower and its Subsidiaries,

(a)         any of the Senior Notes; and

(b)         any other agreement(s) creating or evidencing indebtedness for borrowed money entered into by the Borrower or any Restricted Subsidiary, or in respect of which the Borrower or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $20,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), Contingent Obligations or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the Specified Mortgages and any other mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent or the Collateral Agent, for the benefit of the Administrative Agent and the other Secured Parties (or the Collateral Agent, and subject to the Intercreditor Agreement), on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) in the case of a casualty or similar event, insurance proceeds and (ii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), and (iv) in the case of the Specified Convertible

Senior Notes or any other Convertible Securities, all costs, fees and expenses in connection therewith and all costs, fees and expenses of any related Permitted Convertible Indebtedness Call Transaction.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations on the Loans and Letters of Credit and all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (monetary (including without limitation post-petition interest, allowed or not) or otherwise) of the Borrower to the Lenders, the Administrative Agent, their respective Affiliates and the indemnified parties or any of them arising under the Loan Documents, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Benchmark Rate Election” means, if the then-current Benchmark is the LIBO Rate, the occurrence of:

(a) a request by the Borrower to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Borrower, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and

(b) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~Eurodollar~~Term Benchmark borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Bond Hedge Transaction” means any call option or capped call option (or substantively equivalent derivative transaction) relating to the common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), whether settled in such common stock (or such other securities or property), cash or a combination thereof, purchased by the Borrower or any of its Subsidiaries in connection with an issuance of Convertible Securities; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Securities issued in connection with such Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Encumbrances” means:

(a)  Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)  pledges and deposits made in the ordinary course of business of the Borrower and its Restricted Subsidiaries in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments – Cash Equivalents” means:

(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), other Indebtedness (including previous re-financings that constituted Permitted Refinancing Indebtedness), to the extent that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced (plus unpaid accrued interest and premium (including tender premium and any make-whole amount) thereon, any committed or undrawn amounts associated with, original issue discount on, and underwriting discounts, defeasance costs, fees, commissions and expenses incurred in connection with, such Permitted Refinancing Indebtedness), (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the earlier of the final maturity date of the Indebtedness being refinanced and does not result in a shortening of the average weighted maturity of the Indebtedness being refinanced, (c) if the Indebtedness (including any guarantee thereof) being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness (including any guarantee thereof) shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have direct obligors or contingent obligors that were not the direct obligors or contingent obligors (or that would not have been required to become direct obligors or contingent obligors) in respect of the Indebtedness being Refinanced, except that Loan Parties may be added as additional obligors, and (e) if the Indebtedness being Refinanced is secured, such Permitted Refinancing Indebtedness may only be secured on terms no less favorable, taken as a whole, to the Lenders than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced.

“Permitted Warrant Transaction” means any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) whether settled in such common stock (or such other securities or property), cash or a combination thereof,  purchased or sold by the Borrower or any of its Subsidiaries concurrently with a Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prepayment Event” means:

(a) any sale, transfer or other Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than (i) Dispositions described in Section 6.03(c)(i) or (ii), (ii) the payment or delivery by the Borrower of cash, Qualified Equity Interests or a combination of cash and Qualified Equity Interests, at the Borrower’s election, upon conversion of the Specified Convertible Senior Notes, subject to Section 6.12(b) hereof, and (iii) Dispositions of ~~property outlots (i.e., which are not integral to the adjacent operating business) and Excluded Real Property to the extent (x) the Net Proceeds of any such individual Disposition or series of related Dispositions does not exceed $1,500,000 and (y)~~Designated Sale Real Property, subject to the satisfaction of the Designated Sale Real

Property Conditions, to the extent the aggregate Net Proceeds of all such ~~individual~~ Dispositions on or after the Third Amendment Effective Date does not exceed $~~4~~29,000,000; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party; or

(c) the issuance by the Borrower of any Equity Interests, or the receipt by the Borrower of any capital contribution, other than pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries in existence on the First Amendment Effective Date without any modification thereof, provided that (i) Restricted Payments paid by the Borrower solely in shares of the Borrower’s common stock, (ii) the issuance of the Specified Convertible Senior Notes and (iii) the payment or delivery by the Borrower of Qualified Equity Interests upon conversion of the Specified Convertible Senior Notes, in each case, shall not constitute a Prepayment Event; or

(d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01 (excluding Section 6.01(b)(vi)) or permitted by the Required Lenders pursuant to Section 9.02.

“Primary Financial Officer” means the chief executive officer or the chief financial officer of the Borrower.

“Priority Debt” means (without duplication), as of the date of any determination thereof, the sum of (a) all Indebtedness of Restricted Subsidiaries other than (i) Indebtedness owed to the Borrower or any other Restricted Subsidiary, and (ii) Indebtedness outstanding at the time any Person becomes a Restricted Subsidiary (other than an Unrestricted Subsidiary which is designated as a Restricted Subsidiary pursuant to Section 5.11 hereof) provided that such Indebtedness shall not have been incurred in contemplation of such Person becoming a Restricted Subsidiary, and (b) Indebtedness of the Borrower secured by Liens.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.16.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.  The Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time except in respect of any matters which would treat the Defaulting Lender differently from the other Lenders having Credit Exposure.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments at such time.  The Revolving Credit Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time except in respect of any matters which would treat the Defaulting Lender differently from the other Lenders having Revolving Credit Exposure.

“Required Term Lenders” means, at any time, Term Lenders, if any, having Term Loans and unused Term Loan Commitments representing more than 50% of the sum of the total Term Loans and unused Term Loan Commitments at such time.  The Term Loans and unused Term Loan Commitments of any Defaulting Lender shall be disregarded in determining Required Term Lenders at any time except in respect of any matters which would treat the Defaulting Lender differently from the other Term Lenders.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investments” means all Investments of the Borrower and its Restricted Subsidiaries other than the following:

(a) Investments by the Borrower and its Restricted Subsidiaries in and to Restricted Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Restricted Subsidiary;

(b) Permitted Investments – Cash Equivalents;

(c) Investments resulting from receivables arising from the sale of goods and services in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(d) Investments by the Borrower and its Restricted Subsidiaries in property, plant and equipment of the Borrower and its Restricted Subsidiaries to be used in the ordinary course of business; and

(e) Investments of the Borrower and its Restricted Subsidiaries existing as of the Effective Date and described on Schedule 6.04.

In valuing any Investments for the purpose of applying the limitations set forth in this Agreement, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower; provided that, for avoidance of doubt, the payment or delivery by the Borrower of cash, Qualified Equity Interests or a combination of cash and Qualified Equity Interests, at the Borrower’s election, upon conversion of the Specified Convertible Senior Notes, subject to Section 6.12(b) hereof, shall not be a “Restricted Payment”.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp, Refinitiv, or any successor thereto.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.04, 2.09 or 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Lender Addition and Acknowledgement Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $225,000,000, subject to reduction or increase from time to time pursuant to Section 2.04, 2.09 and 9.04.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Maturity Date” means the earlier of the date five years after the date of this Agreement or the date the Revolving Commitments are reduced to zero or otherwise terminated.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

 ”Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“SBA” means the U.S. Small Business Administration.

“SBA PPP Loan” means a loan incurred by the Borrower under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

“SBA PPP Loan Date” means the date on which the Borrower receives the proceeds of the SBA PPP Loan.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means the Second Amendment to Credit Agreement dated as of September 15, 2020 by and among the Borrower, the Lenders party thereto, the Administrative Agent, the Syndication Agent, and the Co-Documentation Agents.

“Second Amendment Effective Date” has the meaning given to that term in the Second Amendment.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto) given in connection with the First Amendment and by and among the Loan Parties and the Collateral Agent, and subject to the Intercreditor Agreement, which shall become effective on the First Amendment Effective Date, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties (or the Collateral Agent, and subject to the Intercreditor Agreement), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Indebtedness” means all Indebtedness of the Borrower for money borrowed which is not by its terms subordinated in right of payment to the payment of any other Indebtedness of the Borrower.

“Senior Notes” means the senior notes of the Borrower described on Schedule 1.01(a).

“Small Business Act” means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business).

“Social Distancing Capital Expenditures” means, for any period, the aggregate Capital Expenditures of the Borrower and its Restricted Subsidiaries during such period required or advisable due to the adoption of or taking effect after the First Amendment Effective Date of any industry standards related to social distancing norms or any law, rule or regulation of any Governmental Authority after the First Amendment Effective Date relating thereto, provided that such aggregate amount for any applicable period relevant period shall not exceed $5,000,000.

“SOFR” means, with respect to any Business Day ~~means~~, a rate per annum equal to the secured overnight financing rate ~~published~~ for such Business Day ~~by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.~~published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

~~“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.~~

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Convertible Senior Notes” means the Borrower’s  Convertible Senior Notes in the principal amount not to exceed $125,000,000 (or $145,000,000 if the underwriters’ option to purchase additional Convertible Senior Notes on the same terms is exercised in full) issued and closed on or before the date 60 days after the date the Second Amendment is signed and dated.

“Specified Mortgages” means the Mortgages encumbering the Specified Real Property given in connection with the First Amendment and made by one or more of the Loan Parties in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, which shall become effective on the First Amendment Effective Date.

“Specified Period” means any period in which (i) any portion of the Term A Loans remain unpaid or outstanding or (ii) the testing of any financial covenant in this Agreement as in effect prior to the First Amendment Effective Date is suspended.

“Specified Real Property” means all real property owned by any of the Loan Parties as of the First Amendment Effective Date and all real property owned by any of the Loan Parties after the First Amendment Effective Date, excluding the Excluded Real Property.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  ~~Eurodollar~~Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agent, and which is on such other terms satisfactory to the Administrative Agent.

~~“Supported QFC” has the meaning assigned to it in Section 9.16~~

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Supported QFC” has the meaning assigned to it in Section 9.16

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and any of their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of a Lender, (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender, and (c) any Permitted Convertible Indebtedness Call Transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means U.S. Bank, as syndication agent for the credit facilities evidenced by this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Commitment” means, with respect to each Lender, the commitment of such Lender to make Term A Loans hereunder, expressed as an amount representing the maximum principal amount of the Term A Loans to be made by such Lender hereunder, as such commitment may be reduced from time to time pursuant to Sections 2.09 or 9.04.  The initial amount of each Lender’s Term A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Lender Addition and Acknowledgement Agreement pursuant to which such Lender shall have assumed its Term A Commitment, as applicable.  The initial aggregate amount of the Lenders’ Term A Commitments is $90,800,000 as of the First Amendment Effective Date, and the aggregate Term A Commitments are subject to increases under Section 2.01(b).

“Term A Lender” means, as of any date of determination, each Lender that has a Term A Commitment or an outstanding Term A Loan.

“Term A Loan” means a Loan made pursuant to Section 2.01(b).

“Term A Maturity Date” means, with respect to any Term A Loans, the earlier of (a) ~~one year after the Second Amendment Effective Date~~September 15, 2022 or (b) the acceleration of the Term A Loans in accordance with the terms hereof.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Term Lender” means, as of any date of determination, each Lender, if any, having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means any commitment, if any, of any Lender, to make any Term Loan.

“Term Loan Maturity Date” means the final maturity date of any Term Loan, if any.

“Term Loans” means the Term A Loans and any Incremental Term Loans and Replacement Term Loans.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.

“Third Amendment” means the Third Amendment to Credit Agreement dated as of July 13, 2021 by and among the Borrower, the Lenders party thereto, the Administrative Agent, the Syndication Agent, and the Co-Documentation Agents.

“Third Amendment Effective Date” has the meaning given to that term in the Third Amendment.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“U.S. Bank” means U.S. Bank National Association, a national banking association.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.16.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(B)(3).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 1.0%, the Unadjusted Benchmark Replacement will be deemed to be 1.0% for the purposes of this Agreement.

“Unrestricted Cash On Hand” means unrestricted cash of the Borrower and its Restricted Subsidiaries that (i) can be freely used by the Borrower or any of its Restricted Subsidiaries for immediate or general business use and (ii) is not classified as restricted cash on the financial statements of the Borrower or any of its Restricted Subsidiaries.  For the avoidance of doubt, Unrestricted Cash On Hand does not include any cash with respect to checks that have been written and have not cleared, credit card receipts not converted to cash and petty cash on hand at hotel and theater location in the ordinary course of business (provided that such petty cash shall not exceed $1,300,000 in the aggregate for purposes of this definition) and minimum cash required to be held at local banks.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by a Primary Financial Officer of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.11.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such

Person.  Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “~~Eurodollar~~Term Benchmark Loan”) or by Class and Type (e.g., a “~~Eurodollar~~Term Benchmark Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “~~Eurodollar~~Term Benchmark Borrowing”) or by Class and Type (e.g., a “~~Eurodollar~~Term Benchmark Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The parties hereto agree that if gross negligence is not a recognized standard under applicable law, then gross negligence as used herein and in the other Loan Documents shall be interpreted to be intentional recklessness.

SECTION 1.04.  Accounting Terms; GAAP; ProForma Calculations.  (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, consistently applied, as in effect from time to time;  provided  that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  For the avoidance of doubt, and without limitation of the foregoing, Convertible Securities shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

(b)         Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Finance Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a Finance Lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a Finance Lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

(c)         Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Adjusted Cash Flow, Consolidated Debt and Consolidated EBITDA, any expenses and charges paid with the proceeds of Governmental Forgivable Debt, any income from the forgiveness of Governmental Forgivable Debt and the outstanding principal amount of Governmental Forgivable Debt shall be disregarded in a manner reasonably acceptable to the Administrative Agent.

SECTION 1.05. Status of Obligations.   In the event that the Borrower or any of its Restricted Subsidiaries shall at any time issue or have outstanding any Subordinated Indebtedness at any time, the Borrower shall take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness or senior debt (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness”, “senior debt” and “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06.  Interest Rates; LIBOR Notification. The interest rate on ~~Eurodollar~~Term Benchmark Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on ~~Eurodollar~~Term Benchmark Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  Upon the occurrence of a Benchmark Transition Event ~~or~~, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, Section 2.14(c) and (d) provide~~s a~~the mechanism for determining an alternative rate of interest.  The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(~~e~~f), of any change to the reference rate upon which the interest rate on ~~Eurodollar~~Term Benchmark Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(c), whether upon the occurrence of a Benchmark Transition Event ~~or~~, an Early Opt-in Election or an Other Benchmark Rate Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Term Benchmark Rate, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service

SECTION 1.07. Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.08. Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments.

(a)  Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)  Subject to the terms and conditions set forth herein, each Term A Lender severally (and not jointly) agrees to make a Term A Loan in dollars to the Borrower, on the First Amendment Effective Date, in a principal amount not to exceed such Lender’s Term A Commitment as of the First Amendment Effective Date.  The Borrower may from time to time prior to the date 180 days after the First Amendment Effective Date elect to increase the Term A Commitments with the consent of the Administrative Agent so long as, after giving effect thereto, the aggregate amount of such increases, collectively with all Term A Commitments as of the First Amendment Effective Date, does not exceed $100,000,000.  The Term Loans (if and when funded) made after the First Amendment Effective Date shall have the same terms and conditions as the Term Loans funded on the Frist Amendment Effective Date for all purposes. The Borrower and the Administrative Agent may arrange for any such increase to be provided by one or more existing Lenders or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Additional Term A Lender”);  provided  that (i) each Additional Term A Lender shall be subject to the approval of the Borrower and the Administrative Agent, (ii) the Borrower, the Administrative Agent and each such existing Lender and Additional Term A Lender shall execute a Lender Addition and Acknowledgement Agreement and (iii) the Borrower shall have satisfied such other conditions as required by the Administrative Agent.  No consent of any Lender (other than the Lenders participating in the increase) shall be required for any such increase, and the Administrative Agent is authorized to amend Schedule 2.01 to reflect any increases to the Term A Commitments hereunder.  Amounts prepaid or repaid in respect of Term A Loans may not be reborrowed.  Each Lender’s Term A Commitment shall be reduced immediately and without further action on the First Amendment Effective Date (or, in respect of any Term A Loans made after the First Amendment Effective Date in accordance with this Section 2.01(b), on the date such Term A Loans were made), in an amount equal to and after giving effect to the funding by such Lender of the applicable Term A Loans to be made by it on such date.

SECTION 2.02. Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b)  Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or ~~Eurodollar~~Term Benchmark Loans as the Borrower may request in accordance herewith; provided that, notwithstanding anything herein to the contrary, all Revolving Borrowings made on the Effective Date shall be ~~Eurodollar~~Term Benchmark Loans in the amount of the “Revolving Loans” under Existing Credit Agreement as of the Effective Date that are not being paid off on the Effective Date and with an Interest Period equal to the applicable remaining the Interest Period with respect thereto.  Each Swingline Loan shall be an ABR Loan or shall bear interest as otherwise allowed under Section 2.13(c).  Each Lender at its option may make any ~~Eurodollar~~Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any ~~Eurodollar~~Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $100,000 or such other amounts agreed to between the Swingline Lender and the Borrower.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) ~~Eurodollar~~Term Benchmark Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after, in the case of Revolving Loans, the Revolving Credit Maturity Date, and, in the case of the Term A Loan, the Term A Maturity Date.

SECTION 2.03. Requests for Borrowings.  To request a Borrowing (other than a Swingline Borrowing), the Borrower shall notify the Administrative Agent of such request by submitting a written Borrowing Request (a) in the case of a ~~Eurodollar~~Term Benchmark Borrowing, not later than 11:00 a.m., Milwaukee time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Milwaukee time, on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and shall be in a written form approved by the Administrative Agent and signed by the Borrower.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the aggregate amount of the requested Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing or a ~~Eurodollar~~Term Benchmark Borrowing;

(iv)  in the case of a ~~Eurodollar~~Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested ~~Eurodollar~~Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Expansion Option.  (a) The Borrower may from time to time elect to increase the Revolving Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $125,000,000.  The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or extend Revolving Commitments, as the case may be;  provided  that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent and (ii) (x) in the case of an Increasing Lender and an Augmenting Lender, the Borrower, the Administrative Agent and each such Augmenting Lender and Increasing Lender execute a Lender Addition and Acknowledgement Agreement.  No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Commitments or Incremental Term Loans pursuant to this Section 2.04.

(b) Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.04 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.03 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated as of such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.09 and (ii) the Administrative Agent shall have approved such increase or Incremental Term Loans and shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase.

(c) On the effective date of any increase in the Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage (as modified by such increase) of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each ~~Eurodollar~~Term Benchmark Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.  The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Revolving Credit Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Revolving Credit Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Revolving Credit Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans.  Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each

Augmenting Lender participating in such tranche, if any, and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents only as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.04 and otherwise include the Incremental Term Loans in the terms of the Loan Documents.  Nothing contained in this Section 2.04 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

SECTION 2.05. Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender may  agree, but shall have no obligation, to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $22,500,000 or (ii) the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Borrower shall submit a written notice to the Administrative Agent of such request not later than 12:00 noon, Milwaukee time, on the day of a proposed Swingline Loan.  Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  If the Swingline Lender determines in its discretion to make a Swingline Loan, the Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., Milwaukee time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Milwaukee time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $30,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.  Upon the effectiveness of this Agreement, each Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Letter of Credit hereunder on the Effective Date and shall for all purposes hereof be treated as a Letter of Credit under this Agreement.  Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit.  Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank may, in its sole discretion, issue Letters of Credit in excess of its individual Issuing Bank Sublimit.  Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of the Credit

Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii)         the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)  Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Milwaukee time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Milwaukee time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Milwaukee time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Milwaukee time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing

Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing or if any Letters of Credit are outstanding on the Revolving Credit Maturity Date, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure  representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the

Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Milwaukee time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that the Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable, pursuant to a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a ~~Eurodollar~~Term Benchmark Borrowing; and

(iv)  if the resulting Borrowing is a ~~Eurodollar~~Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a ~~Eurodollar~~Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a ~~Eurodollar~~Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a ~~Eurodollar~~Term Benchmark Borrowing and (ii) unless repaid, each ~~Eurodollar~~Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

(b)  Subject to paragraph (a) above, the Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the total Revolving Credit Exposures would exceed the total Revolving Commitments.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(d)  The Revolving Commitments shall automatically reduce on the Second Amendment Effective Date by an amount equal to the lesser of (i) 50% of the Net Proceeds of the Specified Convertible Senior Notes in excess of $83,000,000 as of the Second Amendment Effective Date or (ii) $25,000,000. Such reduction of the Revolving Commitments shall be permanent and shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay:

(i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date,

(ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date or such other dates required by the Swingline Lender, and

(b)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term A Lender on the Term A Maturity Date the aggregate principal amount of all Term A Loans.

(c)  Prior to any repayment of any Term Loan Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by fax or through Electronic System), of such selection not later than 11:00 a.m., Milwaukee time, three (3) Business Days before the scheduled date of such repayment.  Each repayment of a Term Loan Borrowing shall be applied ratably to the Loans included in the repaid Term Loan Borrowing.  Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amounts repaid.

(d)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.  All mandatory and voluntary prepayments of the Term Loans shall be applied to principal installments due thereon in the inverse order of maturity.

(b)  In the event Unrestricted Cash On Hand exceeds $75,000,000 at any time on or after the Second Amendment Effective Date and during the Specified Period, the Borrower shall immediately and without demand by the Administrative Agent or any Lender prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments by the amount of such excess.

(c)  In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Subsidiary in respect of any Prepayment Event during any Specified Period, the Borrower shall, immediately after such Net Proceeds are received by any Loan Party or Subsidiary, prepay the Term A Loans as set forth in subclause (d) of this Section in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (b) of the definition of the term “Prepayment Event” with respect to a casualty or other insured damage event, if (i) the aggregate insurance proceeds with respect thereto is less than $10,000,000, (ii) the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event to replace or rebuild real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and (iii) certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, provided that to the extent of any such Net Proceeds that have not been so applied replace or rebuild real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties within 360-days after the receipt of such Net Proceeds, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

(d)  The Borrower shall prepay the Term A Loans on the Third Amendment Effective Date in an amount such that after such prepayment is made on the Third Amendment Effective Date the aggregate outstanding principal amount of the Term A Loans shall not exceed $50,000,000.

(e)  ~~(d)~~   All prepayments required to be made pursuant to subclause (c) or (d) of this Section shall be applied to prepay the Term A Loans as so allocated, and shall be applied to reduce the subsequent scheduled repayments of Term A Loans to be made pursuant to Section 2.10 in inverse order of maturity.

(f)  The Borrower shall notify the Administrative  Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a ~~Eurodollar~~Term Benchmark Revolving Borrowing, not later than 11:00 a.m., Milwaukee time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Milwaukee time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Milwaukee time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.   Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12.  Fees.

(a)   (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Commitment, whether used or unused, of such Lender until the Revolving Credit Maturity Date, and after the Revolving Credit Maturity Date such facility fee shall be payable on the outstanding principal amount of the Revolving Credit Exposure (with the amount of any LC Exposure deemed an outstanding principal amount) until the Revolving Credit Exposure is paid in full.  Such accrued facility fees shall be payable in arrears on the last day of each March, June, September and December of each year, on the date on which the Revolving Commitments terminate and on the date all Revolving Credit Exposure has been paid in full, commencing on the first such date to occur after the date hereof.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to ~~Eurodollar~~Term Benchmark Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a)   The Loans comprising each ABR Borrowing (including each Swingline Loan that is an ABR Borrowing) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each ~~Eurodollar~~Term Benchmark Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)   Each Swingline Loan shall bear interest as separately agreed to between the Borrower and the Swingline Lender, or if no such other agreement is made, then at the Alternate Base Rate plus the Applicable Rate, or as otherwise required hereunder.

(d)  Notwithstanding the foregoing, (x) for purposes of the interest rate on all Loans outstanding and the fees under Section 2.12(b)(i) on all Letters of Credit outstanding, the Applicable Rate under the headings “~~Eurodollar~~Term Benchmark Spread and Letter of Credit Fee” and “ABR Spread” in the grid contained in the definition of Applicable Rate shall be increased by 2% and (y) interest shall accrue on all other amounts outstanding hereunder that are due hereunder at 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, in each case:

(i) automatically upon the occurrence of any Event of Default under clauses (a), (b), (h) or (i) of Article VII until such Event of Default is no longer continuing;

(ii) in the event any other Event of Default is continuing and Required Lenders declare (at their option) by written notice to the Borrower that they elect to have such interest accrue, upon the delivery of such notice until such Event of Default is no longer continuing or such notice is revoked by Required Lenders (which revocation shall be at the option of Required Lenders notwithstanding any provision of Section 9.02).

(e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any ~~Eurodollar~~Term Benchmark Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.

~~(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:~~

(a)  Subject to clauses (c), (d), (e), (f), (g) and (h) of this Section 2.14, if prior to the commencement of any Interest Period for a Term Benchmark Borrowing:

(i)                       ~~(i)~~         the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)                      ~~(ii)~~        the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a ~~Eurodollar~~Term Benchmark Borrowing shall be ineffective and any such ~~Eurodollar~~Term Benchmark Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a ~~Eurodollar~~Term Benchmark Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)  ~~(b)~~ If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any ~~Eurodollar~~Term Benchmark Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue ~~Eurodollar~~Term Benchmark Loans or to convert ABR Borrowings to ~~Eurodollar~~Term Benchmark Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all ~~Eurodollar~~Term Benchmark Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~Eurodollar~~Term Benchmark Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

(c)  ~~(c)~~ Notwithstanding anything to the contrary herein or in any other Loan Document, ~~upon the occurrence of~~(and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event ~~or~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, ~~the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m.~~and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement

Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~Administrative Agent has posted such~~date notice of such Benchmark Replacement is pro~~pos~~vided to the Lenders without any amendment to ~~all Lenders and the Borrower,~~, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such ~~proposed amendment~~Benchmark Replacement from Lenders comprising the Required Lenders ~~of each Class; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.~~.

(d)  Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (d) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.  For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(e)  ~~(d)~~ In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(f)  ~~(e)~~ The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event ~~or~~, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes ~~and~~, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(g)  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(h)  ~~(f)~~ Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, ~~(i) any Interest Election~~the Borrower may revoke any request ~~that requests the conversion of any~~for a Term Benchmark Borrowing of, conversion to~~,~~  or continuation of ~~any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.~~Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

SECTION 2.15. Increased Costs.

(a)   If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)  impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (a) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the

Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments.  In the event of (a) the payment of any principal of any ~~Eurodollar~~Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any ~~Eurodollar~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any ~~Eurodollar~~Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any ~~Eurodollar~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a ~~Eurodollar~~Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(a)  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(b)  Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)  Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed IRS Form W-8BEN-E or  IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g)

the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)  Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18.   Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)   (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Milwaukee time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices designated from time to time by the Administrative Agent, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)         All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Swingline Lender and the Issuing Bank from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure (to be held as cash collateral for such Obligations) and to pay any amounts owing in respect of Swap Agreement Obligations and Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.21, ratably (with amounts allocated to the Term Loans of any Class applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to Section 2.10 in inverse order of maturity), and fifth, to the payment of any other Obligations due to the Administrative Agent or any other Secured Party from the Borrower, any other Loan Party or any of their Subsidiaries. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.  Notwithstanding the foregoing, Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause sixth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.

(c)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(d)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a)   If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender) pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, or if any Lender shall refuse to consent to any waiver, amendment or other modification or approval that would otherwise require such Lender’s consent but to which the Required Lenders have consented, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)  any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)  the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(d)  if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)  if no Default has occurred and is continuing at such time, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)  if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b)(i) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)  if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)  if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b)(i) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)  so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(d), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Banking Services and Swap Agreements.  Notwithstanding anything herein to the contrary, Banking Services Obligations and Swap Agreement Obligations owing to any Secured Party shall be excluded from the application described in Section 2.18(b) and otherwise from Obligations if the Administrative Agent has not received written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Secured Party (whether matured or unmatured, absolute or contingent), together with such supporting documentation as the Administrative Agent may request from time to time.  In furtherance of that requirement, each such Secured Party shall furnish the Administrative Agent, from time to time, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations as requested by the Administrative Agent.  The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.  JPMCB and its Affiliates shall be not be required to provide separate notices hereunder this Section 2.21, and the Administrative Agent shall deemed automatically to have notice required under this Section 2.21 with respect to current and future Banking Services Obligations and Swap Agreement Obligations owing to JPMCB or its Affiliates.

SECTION 2.22.  Returned Payments.  If, after receipt of any payment which is applied to the payment of all or any part of the Obligations under the Loan Documents (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations under the Loan Documents or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.22 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.22 shall survive the termination of this Agreement.

ARTICLE III   REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.  The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a)   The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of the end of and for the 2018 Fiscal Year, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the third Fiscal Quarter of 2019, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)  Since December 31, 20~~19~~20, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, excluding, solely for purposes of making this representation at any time on or before ~~March~~December 31, 2021, changes or effects directly arising out of the impact of the COVID-19 pandemic on the Borrower’s operations, as described in any Form 10-K, Form 10-Q or Form 8-K filed by the Borrower with the SEC prior to the ~~Second~~Third Amendment Effective Date.

(c) The outstanding principal balance of each of the Senior Notes as of the Effective Date and the scheduled payments and maturities thereof are described on Schedule 1.01(a) hereof.

SECTION 3.05. Properties. (a)  Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)  As of the Effective Date, each Subsidiary of the Borrower, including its ownership, is described on Schedule 3.05 hereto, and each Subsidiary that is an Unrestricted Subsidiary as of the Effective Date is designated as such on Schedule 3.05 hereto.  Each Subsidiary of the Borrower has and will have all requisite power to own or lease the properties material to its business and to carry on its business as now being conducted and as proposed to be conducted.  All outstanding shares of Equity Interests of each class of each Subsidiary of the Borrower have been and will be validly issued and are and will be fully paid and nonassessable and, except as otherwise indicated in Schedule 3.05 hereto or disclosed in writing to the Administrative Agent and the Lenders from time to time, are and will be owned, beneficially and of record, by the Borrower or another Subsidiary of the Borrower, free and clear of any Liens other than Liens permitted under this Agreement.

(d) As of the Effective Date, there are no restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Borrower to the Borrower, other than (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Loan Documents, (ii) prohibitions or restrictions existing under or by reason of applicable requirements of law and (iii) other prohibitions or restrictions which, either individually or in the aggregate, have not had, or could not reasonably be expected to have, Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a)   There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure.

(a) The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12.   Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b)  to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.13.  ~~EEA~~Affected Financial Institutions.  No Loan Party is an ~~EEA~~Affected Financial Institution.

SECTION 3.14.  Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened.  There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.15. Margin Regulations.  No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used to buy or carry any Margin Stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 3.16. Plan Assets; Prohibited Transactions.  None of the Loan Parties or any of their Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.17. Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

ARTICLE IV   CONDITIONS

SECTION 4.01. Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent (or its counsel) shall have received from each party hereto either a counterpart of this Agreement signed on behalf of such party or (written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower, in a form satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinion.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower and its Subsidiaries, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03 and calculating the compliance with all financial covenants hereunder, all in form and substance satisfactory to the Administrative Agent.

(e)  The Administrative Agent shall have received satisfactory evidence that Existing Credit Agreement shall be terminated simultaneously with the effectiveness of this Agreement and all obligations under such credit agreement shall be paid in full.

(f)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g)  (i) The Administrative Agent shall have received, (x) at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party, and (ii) to the extent the Borrower qualify as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least the (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(h)  The Administrative Agent shall have received such other agreements and documents as may be required by the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. First Amendment Effective Date.  The obligations of the Lenders to make Term A Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)   The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of the First Amendment signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the First Amendment and (ii) duly executed copies of the Loan Guaranty, the Security Agreement and such other Loan Documents required by the Administrative Agent and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by the First Amendment and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 of this Agreement payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders.

(b)  The Administrative Agent shall have received (i) a certificate of the Borrower, dated the First Amendment Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, its Financial Officers, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of the Borrower and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a long form good standing certificate for the Borrower from its jurisdiction of organization.

(c)  The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower, dated as of the First Amendment Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(d)  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the First Amendment Effective Date.  All such amounts will be paid with proceeds of Loans made on the First Amendment Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the First Amendment Effective Date.

(e)  The Administrative Agent shall have received the results of a recent lien search in the jurisdiction of organization of Borrower and each jurisdiction where assets of the Borrower are located, and such search shall reveal no Liens on any of the assets of the Borrower except for liens permitted by Section 6.02 or discharged on or prior to the First Amendment Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(f)  The Administrative Agent shall have received a solvency certificate signed by a Financial Officer dated the First Amendment Effective Date in form and substance reasonably satisfactory to the Administrative Agent.

(g)  The Administrative Agent, the Collateral Agent, the representative of the holders of the Senior Notes and the other parties thereto shall have entered into the Intercreditor Agreement.

(h)  The Administrative Agent shall have received duly executed amendments to the Senior Notes, containing terms and conditions satisfactory in all respects to the Administrative Agent.

(i)  The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(j)  (i) The Administrative Agent and each requesting Lender shall have received, (x) at least five (5) days prior to the First Amendment Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for Borrower, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the First Amendment Effective Date, any Lender that has requested, in a written notice to the Borrower at least the (10) days prior to the First Amendment Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to the First Amendment, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(k)  The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

SECTION 4.03. Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of the Borrower set forth in this Agreement or any other Loan Document shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Material Adverse Effect shall have occurred and be continuing.

(c)  After giving effect to any Borrowing of Revolving Loans under this Agreement, Unrestricted Cash on Hand shall not exceed $75,000,000.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V     AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)  as soon as available and in any event within 90 days (or, so long as Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Borrower’s Form 10-K (or any successor form) for such Fiscal Year would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available thereunder for the filing of such form), after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s Form 10-K (or any successor form) filed with the SEC for such Fiscal Year, including therein its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception arising out of the scope of the audit, or without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  as soon as available and in any event within 45 days (or, so long as Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Borrower’s Form 10-Q (or any successor form) for such Fiscal Quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available thereunder for the filing of such form), after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower’s Form 10-Q (or any successor form) filed with the SEC for such Fiscal Quarter, including therein its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such

Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with any delivery of Form 10-K or 10-Q, as applicable, under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01 and 6.09, including any reconciliation to reflect the exclusion of Unrestricted Subsidiaries, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e)  promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(f)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Sections 5.01(a) and 5.01(b) shall be delivered electronically to the Administrative Agent to be distributed to the Lenders. Notwithstanding the above, documents required to be delivered pursuant to Section 5.01(d) may be delivered electronically and shall be deemed to have been delivered in compliance with Section 5.01(d) on the date on which the Borrower files such documents on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC or provides a link thereto on the Borrower’s website at http://www.marcuscorp.com to which each Lender and the Administrative Agent have access, provided the Borrower provides notice of such filing directly to each Lender or provides a procedure for the Lenders to receive electronic notification of such filing.  The Administrative Agent shall have no obligation or responsibility to request the delivery or to maintain copies of the documents required to be delivered pursuant to Section 5.01(d), to distribute any such documents to the Lenders, or otherwise to monitor compliance by the Borrower with Section 5.01(d), and each Lender shall be solely responsible for obtaining copies of such documents.

SECTION 5.02. Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000;

(d)  any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(e)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations; SBA PPP Loans.

(a)  The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, but subject to any subordination provisions contained in any instrument or agreement evidencing such obligations, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(b)  The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) comply with all of the SBA’s terms and conditions applicable to SBA PPP Loans, (ii) use the proceeds of the SBA PPP Loan only for CARES Allowable Uses, (iii) keep necessary and appropriate records relating to the use of the SBA PPP Loans, (iv) promptly take all applicable actions, not later than 45 days (or such earlier date as required) after the eight week period immediately following the SBA PPP Loan Date, to apply for forgiveness of the SBA PPP Loans in accordance with the regulations implementing Section 1106 of the CARES Act, (v) comply with all other terms and conditions applicable to SBA PPP Loans, and (vi) provide such documentation, records and other information as requested by the Administrative Agent with respect to any of the above, including without limitation with respect to the status of the forgiveness of SBA PPP Loans.

SECTION 5.05. Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and (c) keep and maintain all other insurance required by the Collateral Documents.

SECTION 5.06. Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Restricted Subsidiaries to, at its expense permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.   The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with  Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds and Letters of Credit.  The proceeds of the Revolving Loans and Letter of Credit will be used only for general corporate purposes and the proceeds of the Term A Loans will be used only to pay down Revolving Loans (to the extent required under Section 2.11(b)), to pay costs and expenses related to the First Amendment and for other general corporate purposes.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C)  in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

SECTION 5.09. Accuracy Of Information.  The Borrower will ensure that any written information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder, when taken as a whole, contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made (giving effect to all supplements and updates provided thereto), not misleading, as of the date such information was so furnished or as of the date otherwise stated therein (it being understood that any projections and other forward looking information prepared by or on behalf of the Borrower and made available to any Lenders or the Administrative Agent in connection with this Agreement or the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that such projections and other forward looking information are as to future events and are not to be viewed as facts, such projections and other forward looking information are subject to significant uncertainties and contingencies, actual results during the period or periods covered by any such projections or other forward looking information may differ significantly from the projected results and no assurance can be given that the projected results will be realized)), and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09.

SECTION 5.10. Guarantees. If any Restricted Subsidiary shall have any Contingent Obligation with respect to any Indebtedness of the Borrower, the Borrower shall cause such Restricted Subsidiary to take such actions as are reasonably necessary, or as the Administrative Agent or any Lender may reasonably request from time to time, to guarantee the payment of the Obligations.

SECTION 5.11.  Designation of Subsidiaries.

(a)  A Primary Financial Officer may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary at any time after the end of the Specified Period; provided  that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if the Borrower or any Restricted Subsidiary has any Contingent Obligation (other than Deferred Equity Contribution Obligations) with respect to any Indebtedness or other obligations of such Subsidiary (and the Borrower and its Restricted Subsidiaries will not have any Contingent Obligation (other than Deferred Equity Contribution Obligations) with respect to any Indebtedness or other obligations of any Unrestricted Subsidiary at any time), (iii) the designation of any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary may not be changed on more than two occasions, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is party to any agreement or contract with the Borrower or any Restricted Subsidiary, unless the terms of such agreement are no less favorable to the Borrower or Restricted Subsidiary, as applicable, than those that might be obtained from an unaffiliated third-party, (v) other than Deferred Equity Contribution Obligations, no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is a Person with respect to which the Borrower or any Restricted Subsidiary has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition or otherwise has any Contingent Obligation with respect to such Subsidiary or any of its Indebtedness or other obligations, and neither the Borrower nor any Restricted Subsidiary will have any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition or otherwise have any Contingent Obligation with respect to such Subsidiary or any of its Indebtedness or other obligations at any time after such designation, (vi) for so long as any Senior Note is outstanding, no Subsidiary may be (x) designated an Unrestricted Subsidiary hereunder unless it simultaneously becomes an “Unrestricted Subsidiary” under all Senior Notes and (y) designated a Restricted Subsidiary hereunder unless it simultaneously becomes a “Restricted Subsidiary” under the Senior Notes, (vii) at such time and immediately after giving effect thereto the Borrower would be permitted to incur at least $1.00 of additional Priority Debt, (viii) immediately after giving effect to such designation and at all times thereafter, the ratio of the consolidated total assets of the Borrower and its Restricted Subsidiaries to the consolidated total assets of the Borrower and its Subsidiaries and  the ratio of the consolidated net income of the Borrower and its Restricted Subsidiaries to the consolidated net income of the Borrower and its Subsidiaries (in each case based on the most recent four consecutive Fiscal Quarters, and calculated on a pro forma basis as if all payments and other contributions to be made under all Deferred Equity Contribution Obligations were fully funded and contributed) shall be not less than 0.8:1.0, and (ix) no Subsidiary may be designated as an Unrestricted Subsidiary unless (1) the Term A Loans have been paid in full and (2) Borrower is in compliance with the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date (and has irrevocably elected to have the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date become effective in accordance with Section 6.09(f)).  The Borrower shall, within 10 days after the designation of any Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary, give written notice of such action to the Administrative Agent.

(b)  The Borrower acknowledges and agrees that if, after the date hereof, any Person becomes a Restricted Subsidiary, all Indebtedness, leases and other obligations and all Liens and Investments of such Person existing as of the date such Person becomes a Restricted Subsidiary shall be deemed, for all purposes of this Agreement, to have been incurred, entered into, made or created at the same time such Person so becomes a Restricted Subsidiary.

SECTION 5.12.  Additional Covenants.  If at any time the Borrower shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any provisions applicable to any of its Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $5,000,000, which includes covenants, defaults or the equivalent thereof not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement (excluding covenants, defaults and the equivalent thereof relating to the delivery of Equity Interests upon the conversion of Convertible Securities), then the Borrower shall promptly so advise the Administrative Agent and the Lenders.  If the Administrative Agent or the Required Lenders shall request, upon notice to the Borrower, the Administrative Agent and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same financial covenants or the equivalent thereof as those provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent.

SECTION 5.13. Collateral Release Date.  On the Collateral Release Date, the Collateral Documents and the Loan Guaranty shall immediately and automatically be released without any further action by any Loan Party, the Administrative Agent, any Lender, or any other Person, the liens or mortgages granted to the Administrative Agent pursuant to the Collateral Documents shall be released, and the guaranties in favor of the Administrative Agent pursuant to the Loan Guaranty shall be released.  The Administrative Agent shall, within a reasonable period of time after Borrower’s written request, provide Borrower with any reasonably requested releases, terminations, or instruments necessary to give effect to the foregoing release, which shall be at the Borrower’s sole cost and expense.

SECTION 5.14. Additional Collateral; Further Assurances.

(a)         Subject to applicable Requirements of Law, each Loan Party existing as of the First Amendment Effective Date will become a Loan Party by executing a Loan Guaranty, which Loan Guaranty shall become effective on the First Amendment Effective Date, and each such Loan Party will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, which grant shall become effective on the First Amendment Effective Date.  Each Loan Party will cause each of its Subsidiaries formed or acquired after the First Amendment Effective Date to become a Loan Party by executing a Loan Guaranty and granting Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, in each case reasonably promptly after such Subsidiary is formed or acquired.

(b)         Each Loan Party will cause all of the issued and outstanding Equity Interests of each of its Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c)         Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.03, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(d)         If any material assets (including any Specified Real Property or improvements thereto or any interest therein) are acquired by any Loan Party after the First Amendment Effective Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien under the Collateral Documents upon acquisition thereof), the Borrower will (i) notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Obligations and (ii)  take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties, and each Lender shall have completed and received all flood insurance due diligence and flood insurance compliance requirements with respect to such Specified Real Property.

(e)         Notwithstanding anything herein to the contrary, any grant of Liens by any of the Loan Parties required under this Agreement or any of the other Loan Documents, so long as the Senior Notes are outstanding and the Intercreditor Agreement is in effect, shall be granted to the Collateral Agent for the benefit of the Secured Parties and the holders of the Senior Notes and subject to the Intercreditor Agreement, and any reference herein to the grant of a Lien under the Collateral Documents for the benefit of the Administrative Agent and the other Secured Parties shall be deemed to refer to the Collateral Agent for the benefit of the Secured Parties and the holders of the Senior Notes and subject to the Intercreditor Agreement.

SECTION 5.15. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.16. Depository Bank. Each Loan Party will maintain the Administrative Agent or one or more of the Lenders as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

SECTION 5.17. Post-Closing Obligations. By no later than 60 days after the First Amendment Effective Date (the “Post-Closing Date”), Borrower shall deliver the following to Administrative Agent (each in form and substance satisfactory to the Administrative Agent):

(a)         the Specified Mortgages;

(b)         an opinion of counsel in the state in which any parcel of Specified Real Property is located from counsel, and in a form, reasonably satisfactory to the Administrative Agent;

(c)         if any such parcel of Specified Real Property is determined by the Administrative Agent to be in a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency

Management Agency, a flood notification form signed by the Borrower or such Loan Party and evidence that flood insurance is in place for the building and contents, all in form, substance and amount satisfactory to the Administrative Agent;

(d)         the results of a recent lien search in the jurisdiction of organization of each Loan Party and each jurisdiction where assets of such Loan Parties are located, and the results of a recent title search on each parcel of Specified Real Property, and such search shall reveal no Liens on any of the assets or properties of such Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Post-Closing Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent;

(e)         evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of this Agreement and the Collateral Documents;

(f)         (x) at least five (5) days prior to the Post-Closing Date, all documentation and other information regarding the Loan Parties identified in the Collateral Documents or Loan Guaranty requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of such Loan Parties at least ten (10) days prior to the Post-Closing Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each such Loan Party, and to the extent any such Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Post-Closing Date, any Lender that has requested, in a written notice to any such Loan Party at least the (10) days prior to the Post-Closing Date, a Beneficial Ownership Certification in relation to such Loan Party shall have received such Beneficial Ownership Certification;

(g)         resolutions and officers certificates of each Restricted Subsidiary that is a Loan Party, each reasonably satisfactory to the Administrative Agent;

(h)         deposit account control agreements and additional legal opinions with respect to the Security Agreement and Loan Guaranty to the extent requested by the Administrative Agent, each reasonably satisfactory to the Administrative Agent; and

(i)          such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested in connection with the Collateral Documents or the Loan Guaranty.

Additionally, on or promptly after the Second Amendment Effective Date (with promptness to be determined in a commercially reasonable manner), the Administrative Agent shall have received any appraisals of such Specified Real Property subject to the Specified Mortgages to comply with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989 or other applicable Requirement of Law.

ARTICLE VI   NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees  payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Priority Debt; Indebtedness.  (a) On and after the Collateral Release Date, the Borrower will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Priority Debt, unless at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof, Priority Debt shall not exceed 20% of Consolidated Total Capitalization.  Any Person which becomes a Restricted Subsidiary after the date of this Agreement shall, for all purposes of this Section 6.01(a), be deemed to have created, assumed or incurred, at the time it becomes a Restricted Subsidiary, all Priority Debt of such Person existing immediately after it becomes a Restricted Subsidiary.

(b)  Notwithstanding compliance with Section 6.01(a) or any other term of this Agreement, the Borrower will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Indebtedness incurred or otherwise created after the First Amendment Effective Date and prior to the Collateral Release Date, other than: (i) Obligations, (ii) SBA PPP Loans, (iii) Governmental Stimulus Debt in an aggregate outstanding principal amount not in excess of $50,000,000, (iv) Indebtedness secured by any Excluded Real Property in an aggregate outstanding principal amount not in excess of $5,000,000, (v) Indebtedness under the Specified Convertible Senior Notes and any Permitted Refinancing Indebtedness in respect thereof, (vi) subject to Section 2.11(c), Indebtedness under other Convertible Securities (other than the Specified Convertible Senior Notes) in an aggregate outstanding principal amount not in excess of $50,000,000 issued after the Specified Convertible Senior Notes, (vii) Indebtedness constituting Contingent Obligations permitted by Section 6.04  ~~and~~, (viii) Indebtedness in an aggregate outstanding principal amount not in excess of $6,700,000 constituting loans taken against the cash value of a key-man life insurance policy on an officer of the Borrower and (ix) other Indebtedness that is unsecured and in an aggregate outstanding principal amount not in excess of $15,000,000.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Liens created pursuant to any Loan Document;

(b)  Permitted Encumbrances;

(c)  any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)  Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted hereunder, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (iii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)  purchase money Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary after the Effective Date; provided that (i) such Liens and the

Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(f)   Liens in favor of the noteholders of the Senior Notes as long as such Liens are subject to the Intercreditor Agreement; and

(g)  other Liens provided that the aggregate outstanding amount of Indebtedness secured by all such other Liens shall not exceed $50,000,000 at any time after the Effective Date and shall not result in a breach of Section 6.01, provided that the Indebtedness permitted to be secured under this clause (g) shall not include any Material Credit Facility or similar Indebtedness or any refinancing or replacement thereof; provided further that the aggregate outstanding amount of any incremental Indebtedness incurred during the Specified Period secured by all such other Liens shall not exceed $5,000,000 and shall not result in a breach of Section 6.01(b).

SECTION 6.03.  Fundamental Changes; Sale of Assets.  (a) The Borrower shall not, and shall not suffer or permit any Restricted Subsidiary to purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any Person, or all or a substantial portion of the capital stock of or other ownership interest in any other Person; nor merge or consolidate or amalgamate with any other Person or take any other action having a similar effect, nor enter into any Joint Venture or similar arrangement with any other Person; provided, however, that this Section 6.03 shall not prohibit any Acquisition by the Borrower or any of its Restricted Subsidiaries of any Person engaged in substantially the same business as the Borrower or such Restricted Subsidiary if (a) in the case of an Acquisition of stock or a merger, the acquired Person shall be immediately merged with and into the Borrower or such Restricted Subsidiary which shall be the surviving corporation, (b) the Term A Loans are paid in full, and (c) immediately after such Acquisition, no Default or Event of Default shall exist or shall have occurred and be continuing and, prior to the consummation of such Acquisition, the Borrower shall have provided to the Administrative Agent (x) a certificate of a Financial Officer (attaching computations to demonstrate compliance with all financial covenants hereunder) stating that such Acquisition complies with this Section 6.03 and will not cause a Default or Event of Default to occur or continue and that any other conditions under this Agreement and the other Loan Documents relating to such transaction have been satisfied and (y) an irrevocable written notice that it is reinstating the financial covenants suspended prior to the First Amendment Effective Date in accordance with Section 6.09(f); and provided, further, that this Section 6.03 shall not prohibit any merger, consolidation or asset or equity transfer solely between or among the Borrower and its Restricted Subsidiaries, so long as the Borrower (if a party thereto) or any Restricted Subsidiary is the surviving person of such merger or consolidation or recipient of such asset or equity transfer. Notwithstanding any of the foregoing, the Borrower shall not, and shall not suffer or permit any Restricted Subsidiary to, (a) make any Acquisition of any Person that has not been approved (prior to such Acquisition) by the board of directors or similar governing body of such Person and as to which such approval has not been withdrawn; or (b) commit, or otherwise take steps, to make any Acquisition of any Person if the board of directors or similar governing body of such Person has announced that it will, or has commenced litigation to, oppose such Acquisition.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except (i) inventory sold in the ordinary course of business upon customary credit terms and sales of obsolete or damaged material or equipment, (ii) any Disposition in respect of any Permitted Convertible Indebtedness Call Transaction due to the unwinding thereof in accordance with its terms, (iii) sales of assets in connection with sale-leaseback transactions in an aggregate amount not to exceed $25,000,000 and (iv) other sales of assets not to exceed 10% of the consolidated total assets of the Borrower and its Restricted Subsidiaries in any Fiscal Year of the Borrower ending after the Effective Date; except that (x) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of its assets to the Borrower or any other Restricted Subsidiary; and (y) the Borrower may sell, lease, transfer or otherwise dispose of assets in excess of the limitations set forth above if the proceeds thereof (A) are used to purchase or are committed to purchase other property of a similar nature, or other real estate or other property reasonably acceptable to the Administrative Agent, of at least equivalent value within one year of such sale, lease, transfer or other disposition or (B) are used to prepay Senior Indebtedness (including the Loans) on a pro-rata basis; provided that all Dispositions permitted under this subclause (c) shall be made for fair value and on an arms’ length basis during the Specified Period.

SECTION 6.04. Investments, Loans, Advances.  The Borrower shall not and shall not suffer or permit any Restricted Subsidiary to make or commit to make any Investment, other than:

(a) Permitted Investments – Cash Equivalents;

(b) Investments in its existing Restricted Subsidiaries (other than Excluded Subsidiaries during the Specified Period);

(c) Investments in new Restricted Subsidiaries (other than Excluded Subsidiaries during the Specified Period) engaged in businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto;

(d) loans or advances to franchisees not to exceed $10,000,000, on a consolidated basis, in the aggregate at any time after the Effective Date other than during a Specified Period;

(e) existing Investments listed in the attached Schedule 6.04,

(f) Investments required under Deferred Equity Contribution Obligations,

(g) Investments (excluding Contingent Obligations) in owners of properties or businesses managed by the Borrower or a Restricted Subsidiary, consistent with the Borrower’s existing business practices or policies;

(h) subject to Section 2.09(c), Investments permitted under clause (iii)(y)(A) of Section 6.03(c),

(i) Investments, consisting of Contingent Obligations, in owners of properties or businesses managed by the Borrower or a Restricted Subsidiary not to exceed $25,000,000, on a consolidated basis, in the aggregate at any time after the Effective Date;

(j) investments by the Borrower’s captive insurance Subsidiary consistent with its investment policy and current practices approved by the Administrative Agent from time to time;

(k)  investments by the Borrower consisting of Convertible Securities acquired in connection with the conversion or exchange of the Convertible Securities; provided that (x) to the extent such Convertible Securities are converted or exchanged into Equity Interests, such Equity Interests shall be Qualified

Equity Interests of the Borrower, and (y) to the extent such conversion or exchange involves any cash payment or any other payment not consisting of Qualified Equity Interests of the Borrower (excluding cash in lieu of fractional shares), both before and immediately after giving effect to any such prepayment or defeasance, (A) the Borrower is in compliance with the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date (and has irrevocably elected to have the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date become effective in accordance with Section 6.09(f)) and (B) no Default or Event of Defaults exists;

(l)  investments represented by Permitted Convertible Indebtedness Call Transactions; and

(m) other Investments (including Contingent Obligations) not to exceed $25,000,000 on a consolidated basis, in the aggregate at any time after the Effective Date; provided, however, that (i) the Borrower and its Restricted Subsidiaries shall only be permitted to make or commit to make any other Investments (including Contingent Obligations) during the Specified Period if on a consolidated basis and in the aggregate such other Investments do not exceed $~~5,000,000~~10,000,000, provided that such amount shall be increased by $5,000,000 to an aggregate amount of $15,000,000 on June 30, 2022 if the Borrower is in compliance with all covenants in Section 6.01 and 6.09 as of June 30, 2022 and no Event of Default exists as of June 30, 2022 and the Borrower provides a certificate of a Financial Officer of the Borrower setting forth reasonably detailed calculations demonstrating compliance with Section 6.01 and 6.09 as of June 30, 2022, including any reconciliation to reflect the exclusion of Unrestricted Subsidiaries, and certifying that no Event of Default exists as of June 30, 2022, and (ii) notwithstanding anything herein to the contrary, Investments made in or to Pfister LLC during the Specified Period shall not exceed $7,5~~,0~~00,000 in the aggregate~~.~~   (for the avoidance of doubt, such $7,500,000 limit is on Investments made the Borrower and its Subsidiaries in or to Pfister LLC and not expenditures made by Pfister LLC from its own funds, and all expenditures by Pfister LLC shall count as Capital Expenditures for purposes of Section 6.09(e) and all other terms and provisions of this Agreement).

SECTION 6.05. Swap Agreements.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (including any Permitted Convertible Indebtedness Call Transaction, but otherwise excluding Swap Agreements in respect of Equity Interests of the Borrower or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.06. Restricted Payments.  The Borrower shall not declare or make any Restricted Payment if a Default has occurred and is continuing or would result therefrom; provided, notwithstanding the foregoing, during any Specified Period, the Borrower shall not declare or make any Restricted Payment other than (a) Restricted Payments payable solely in shares of the Borrower’s common stock, (b) Restricted Payments required pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries in existence on the ~~First~~Third Amendment Effective Date without any modification thereof, in each case so long as no Default has occurred and is continuing or would result therefrom, (c) Restricted Payments in the ~~third~~first fiscal quarter of 202~~1~~2 and in any fiscal quarter thereafter not to exceed $1,5~~0~~50,000 in the aggregate for any such fiscal quarter, in each case so long as no Default has occurred and is continuing or would result therefrom, and (d) Restricted Payments in connection with the Borrower’s entry into, and performance of its obligations under, any Permitted Convertible Indebtedness Call Transaction.

Notwithstanding the foregoing or anything to the contrary in this Agreement, the Borrower may repurchase, exchange or induce the conversion of Convertible Securities by delivery of shares of

Borrower’s common stock and/or a different series of Convertible Securities (which series (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Convertible Securities that are so repurchased, exchanged or converted and (y) has terms, conditions and covenants that are no less favorable to the Borrower than the Convertible Securities that are so repurchased, exchanged or converted (as determined by the Borrower in good faith)) (any such series of Convertible Securities, “Refinancing Convertible Securities”) and/or by payment of cash (in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of shares of the Borrower’s common stock and/or Refinancing Convertible Securities plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Convertible Indebtedness Call Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Convertible Securities that are so repurchased, exchanged or converted, the Borrower shall (and, for the avoidance of doubt, shall be permitted under this Section 6.06 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of any Permitted Convertible Indebtedness Call Transactions, if any, corresponding to such Convertible Securities that are so repurchased, exchanged or converted.

SECTION 6.07. Transactions with Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Restricted Subsidiaries not involving any other Affiliate and (c)  any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to guarantee, or incur any other Contingent Obligation with respect to, Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (vi) the foregoing shall not apply to the restrictions or conditions imposed by or in connection with any of the Senior Notes, any Convertible Securities or any Permitted Refinancing Indebtedness in respect thereof or any Permitted Convertible Indebtedness Call Transactions or by any customary restrictions or conditions imposed by or in connection with any similar Indebtedness permitted under this Agreement.

SECTION 6.09. Financial Covenants.

(a)  Consolidated Debt to Capitalization Ratio. The Borrower shall not permit or suffer the Consolidated Debt to Capitalization Ratio to exceed at any time 0.55 to 1.0.

(b)   Consolidated Fixed Charge Coverage Ratio. Subject to Section 6.09(f) below, the Borrower shall not permit or suffer the Consolidated Fixed Charge Coverage Ratio at the end of any Fiscal Quarter ~~ending after June 30, 2022~~, as calculated for the four Fiscal Quarters then ending, to be less than 3.0 to 1.0.

(c)         Minimum Consolidated EBITDA. The Borrower shall not permit or suffer Consolidated EBITDA to be less than or equal to:  (i) $~~0 as of September 30, 2021 for the Fiscal Quarter then ending, (ii) $2~~10,000,000 as of December 30, 2021 for the two consecutive Fiscal Quarters then ending, (ii~~i~~) $~~3~~25,000,000 as of March 31, 2022 for the three consecutive Fiscal Quarters then ending, ~~or~~ (~~iv~~iii) $~~6~~50,000,000 as of June 30, 2022 for the four consecutive Fiscal Quarters then ending. (iv) $65,000,000 as of September 29, 2022 for the four consecutive Fiscal Quarters then ending. or (v) $70,000,000 as of December 29, 2022 for the four consecutive Fiscal Quarters then ending.

(d)         Minimum Liquidity.  The Borrower shall not permit or suffer Consolidated Liquidity to be less than or equal to: (i) $125,000,000 as of September 24, 2020, (ii) $125,000,000 as of December 31, 2020, (iii) $100,000,000 as of the end of any Fiscal Quarter ending on or after April 1, 2021~~, (iv) $100,000,000 as of July 1, 2021, or (v)~~ until and including the Fiscal Quarter ending June 30, 2022, or (iv) $50,000,000 as of the end of any Fiscal Quarter thereafter until and including the Fiscal Quarter ending ~~June 30~~December 29, 2022; provided, however, that each such required minimum Consolidated Liquidity amount shall be reduced to $50,000,000 for each such testing date if the Term A Loans are paid in full as of such date.

(e)         Capital Expenditures.  The Borrower shall not, nor shall it permit any Restricted Subsidiary to, incur or make any Capital Expenditures in the aggregate for the Borrower and its Restricted Subsidiaries during (i) the period beginning on April 1, 2020 through and including December 31, 2020 in excess of the sum of $22,500,000 plus Social Distancing Capital Expenditures for such period ~~or~~, (ii) Fiscal Year 2021 in excess of $40,000,000 plus Social Distancing Capital Expenditures for such Fiscal Year, or (iii) Fiscal Year 2022 in excess of $50,000,000 plus Social Distancing Capital Expenditures for such Fiscal Year; provided that this Section 6.09(e) shall not be operative after the end of the Specified Period.

(f)         Suspension of Certain Financial Covenants.  The testing of the Consolidated Fixed Charge Coverage Ratio under subclause (b) of this Section 6.09 shall be suspended beginning on the First Amendment Effective Date through and until the earlier of (x) ~~September 29~~March 30, 202~~2~~3 and (y) the date on which the Borrower sends the Administrative Agent an irrevocable written notice that it is reinstating the testing of the Consolidated Fixed Charge Coverage Ratio so suspended on the First Amendment Effective Date.  The Consolidated Fixed Charge Coverage Ratio will then resume testing beginning on the last day of the Fiscal Quarter ending ~~September 29~~March 30, 202~~2~~3 if such covenant is reinstated in accordance with clause (x) or on the last day of such Fiscal Quarter ~~in which~~ending after the date the Borrower sends the Administrative Agent an irrevocable written notice in accordance with clause (y).

SECTION 6.10.  Amendments of Organization Documents.  The Borrower will not, and will not permit any Restricted Subsidiary to, amend any of its Organization Documents in any respect that could reasonably be expected to have a Material Adverse Effect.

SECTION 6.11.  Accounting Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, make any change in (a) its accounting policies or reporting practices, except as required by GAAP, or (b) its Fiscal Year or Fiscal Quarters.

SECTION 6.12.  Prepayments, Etc. of Subordinated Indebtedness and Senior Notes.

(a)  The Borrower will not, and will not permit any Restricted Subsidiary to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Indebtedness.

(b)  The Borrower will not make any voluntary cash prepayments on or defeasance of the Senior Notes, the Specified Convertible Senior Notes or any other Convertible Securities (excluding upon the conversion of any Specified Convertible Senior Notes or any other Convertible Securities into Qualified Equity Interests or cash in lieu of fractional shares) unless (i) the Term A Loans have been paid in full and (ii) both before and immediately after giving effect to any such prepayment or defeasance, (A) Borrower is in compliance with the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date (and has irrevocably elected to have the financial covenants in this Agreement as in effect prior to the First Amendment Effective Date become effective in accordance with Section 6.09(f)) and (B) no Default or Event of Defaults exists; provided, that notwithstanding the foregoing, upon the conversion of any Specified Convertible Senior Notes or any other Convertible Securities, the Borrower shall be permitted to pay or deliver cash, Qualified Equity Interests or a combination of cash and Qualified Equity Interests, at the Borrower’s election, to the extent that, both before and immediately after giving effect to any such payment or delivery, (A) Borrower is in compliance with the financial covenants in this Agreement as in effect on the date of such transaction and (B) no Default or Event of Defaults exists.

ARTICLE VII  EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)  any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d)  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08, 5.10, 5.11, 5.12, or 5.17 or in Article VI;

(e)  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), or any other Loan Document and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)  the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, or (ii) any conversion or settlement with respect to the Specified Convertible Senior Notes in accordance with their terms;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)  an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $5,000,000 for all periods;

(m)  a Change of Control shall occur;

(n)  any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party), shall contest in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any provision of any Loan Document, or purport to revoke, terminate or rescind any provision of any Loan Document;

(o)  except as provided in Section 5.13(b), until after the Collateral Release Date, the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to any notice of termination delivered pursuant to the terms of any Loan Guaranty;

(p)  prior to the Collateral Release Date, except as permitted by the terms of any Collateral Document or the Intercreditor Agreement and except as provided in Section 5.13(b), (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Obligation shall cease to be a perfected, first priority Lien; or

(q)  except as provided in Section 5.13(b), any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations under the Loan Documents as permitted hereunder and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Action. (a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf.  Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents (including the Intercreditor Agreement) to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents, and each Lender shall be bound by the terms and provisions thereof, as amended, restated or otherwise modified form time to time with the consent of the Required Lenders.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)  the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)  where the Administrative Agent is required or deemed to act as a trustee in respect of any collateral, if any, over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of country, or is required or deemed to hold any collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the secured parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)  nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Lender, each Issuing Bank and their respective Affiliates, whether or not a party hereto, will be deemed, by its acceptance of the benefits of any collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on any collateral.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY

OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.06. Acknowledgements of Lenders and Issuing Banks. (a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger any Syndication Agent, any Co-Documentation Agent  or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)         Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)         (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii)  Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)  The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv)  Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of,

a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to any collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Arranger, Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.08. Collateral Matters.

(a)          Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for so long as the Intercreditor Agreement is in effect, any recourse to the Collateral as defined in the Intercreditor Agreement shall be through the Collateral Agent in accordance with the terms of the Intercreditor Agreement.  In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b)          In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Obligations and no Swap Agreement the obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)          The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or the Collateral Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the

Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.09. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for  the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle  and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.10.  Flood Laws.  JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”).  JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws.  However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

ARTICLE IX   MISCELLANEOUS

SECTION 9.01. Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to the Borrower, to it at 100 East Wisconsin Ave. Suite 1900, Milwaukee, WI 53202, Attention: Chief Financial Officer (e-mail: dougneis@marcuscorp.com) and General Counsel (email: tomkissinger@marcuscorp.com).

(ii)  if to the Administrative Agent or the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 S. Dearborn St., Floor LS2, Chicago, Illinois, 60603-2003, Attention of Omolola Eneh (Facsimile No. 312-385-7103; Telephone 312-954-1007, email: jpm.agency.servicing4@jpmchase.com and omolola.eneh@chase.com

(iii)  if to the Issuing Bank, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 S. Dearborn St., Floor 7, Chicago, Illinois, 60603-2003, Attention of Chicago LC Team (e-mail: Chicago.LC.agency.closing.team@jpmchase.com).

(iv)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by using Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)  Electronic Systems.

(i)          The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)         Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as set forth in this Section 9.02, subject to Section 2.14(c) and (d) or as provided in Section 2.01(b) with respect to increases in the Term A Commitments and Section 2.04 with respect to an Incremental Term Loan Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the applicable Loan Parties and other parties to such Loan Document, with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest (other than a waiver of default interest) thereon, or reduce or forgive any interest (other than a waiver of default interest) or fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement (excluding any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.10), or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender directly affected thereby (it being understood and agreed that (x) any increase in the total Commitments and related modifications approved by each Lender increasing any of its Commitments and by the Required Lenders shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments and (y) any “amend-and-extend” transaction that extends the Revolving Credit Maturity Date and/or any Term Loan Maturity Date only for those Lenders that agree to such an extension (which extension may include increased pricing and fees for such extending Lenders, and which extension shall not apply to those Lenders that do not approve such extension) shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments), (v) except as otherwise provided in this Section 9.02, change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.04 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders and related terms on substantially the same basis as the Commitments and the Loans are included on the Effective Date), without the written consent of each Lender directly affected thereby, (vi) release any Guarantor from its obligation under its Loan Guaranty (except as provided in Section 5.13 of this Agreement or as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (vii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender); provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (y) the foregoing shall not prevent any amendment contemplated by the terms of Section 2.04 and in connection with any Incremental Term Loans the Borrower and the Administrative Agent may agree to any required changes in the Credit Agreement not inconsistent with the terms of Section 2.04.  The Administrative Agent may also amend the Commitment Schedule to reflect assignments and other agreements entered into pursuant to Section 9.04 or transactions under Section 2.04.  Without limiting the foregoing, Section 2.20 may not be amended or otherwise modified without the prior written consent of the Administrative Agent, the Issuing Bank and the Swingline Lender.

(c) Notwithstanding Section 9.02(b), (i) this Agreement and any other Loan Document may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans or any replacement therefor (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), and all holders of the Refinanced Term Loans shall no longer be Lenders of the Refinanced Term Loans hereunder upon the payment in full of the Refinanced Term Loans and the Obligations relating thereto, (ii) this Agreement and any other Loan Document may be amended with the written consent of the Required Lenders, Lenders providing one or more additional credit facilities, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Incremental Credits”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and Term Loans and other extensions of credit hereunder and the accrued interest and fees in respect thereof, (y) to include reasonably appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (z) to make such other technical amendments as are reasonably deemed appropriate by the Administrative Agent and the Borrower in connection with the foregoing, (iii) no condition precedent to obtaining any Revolving Borrowing (including without limitation by amending or waiving any provision of Article III, V, VI or VII if the effect of such amendment or waiver would be to waive any such condition or otherwise allow the making of a Revolving Borrowing when it would not otherwise be permitted) or any other term directly relating to any Revolving Borrowing may be waived, amended or modified except with the written consent of the Required Revolving Lenders, (iv) no condition precedent to obtaining any Term Loan Borrowing (including without limitation by amending or waiving any provision of Article III, V, VI or VII if the effect of such amendment or waiver would be to waive any such condition or otherwise allow the making of a Term Loan Borrowing when it would not otherwise be permitted) or any other term directly relating to any Term Loan Borrowing may be waived, amended or modified except with the written consent of the Required Term Lenders, (v) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Administrative Agent, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (vi) any waiver, amendment or  modification of any commitment letter or fee letter may be effected by an agreement or agreements in writing entered into only by the parties thereto.

(d)         The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any Collateral (i) upon the payment in full of all Obligations, and the cash collateralization of all unliquidated obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) in accordance with Section 5.13 of this Agreement, or (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to

Article VII.  Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Administrative Agent may, in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry).  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(e)         Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Commitments and the Loans of such Defaulting Lender shall be disregarded except as provided in Section 2.20(c).

(f)         Notwithstanding anything herein to the contrary, Lenders that are Ineligible Institutions shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders hereunder or all Lenders or any Lender directly affected under this Section 9.02, the Commitments and the Loans of any Lender that is an Ineligible Institution shall be disregarded.

(g)         Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within ten Business Days of such notice.

(h)         Notwithstanding anything to the contrary herein or in any other Loan Document, (i) no Real Property will be taken as Collateral unless prior thereto each Lender shall have completed its flood insurance due diligence and flood insurance compliance requirements, (ii) any Mortgage shall have covenants and representations reasonably satisfactory to all Lenders with respect to flood insurance and related requirements, and (iii) any increase, extension or renewal of the credit facilities under this Agreement shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to all Lenders.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative

Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of any Term Loan  to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the Issuing Banks, provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of any Term Loan; and

(D) each Swingline Lender, provided that no consent of any Swingline Lender shall be required for an assignment of all or any portion of any Term Loan.

(ii)  Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of any Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its  Lender Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof  or (d)  the Borrower or any of its Affiliates; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the

Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under 2.17(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan

Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness.  (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of ~~the~~an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to ~~any  document to be signed in connection with~~ this Agreement ~~and the transactions contemplated hereby~~, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be~~, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act~~; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent~~.~~ and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement,  any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender (in any capacity hereunder) and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits  (general or special, time or demand, provisional or final, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of Wisconsin.

(b)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any State court of Wisconsin and of the United States District Court for the Eastern District of Wisconsin, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Wisconsin State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.  (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement or by the Administrative Agent or Collateral Agent to any other party to the Intercreditor Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement (including any other Loan Document) or the enforcement of rights under the Loan Documents, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (viii) with the consent of the Borrower or (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)  EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)  ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15.   Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.16.   Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.17.   No Fiduciary Duty, etc.

(a)         The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.  The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby.  Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b)         The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)         In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise.  No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies.  The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.18.   Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control.  Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions

SECTION 9.19.   Intercreditor Agreement. Each of the Secured Parties, whether by executing this Agreement or accepting the benefits hereof and of the other Loan Documents, hereby (a) agrees to be bound by the terms of the Intercreditor Agreement and to comply with the terms thereof applicable to it, (b) irrevocably authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement and to carry out the terms of the Intercreditor Agreement, (c) agrees to provide the Administrative Agent with any information or directions in connection with the Intercreditor Agreement requested by the Administrative Agent or Collateral Agent.  Each of the Secured Parties agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Agreement or in accordance with the terms of the Intercreditor Agreement. Without limiting any of the terms of this Agreement, the Administrative Agent shall have the benefit of the provisions of this Agreement applicable to the Administrative Agent with respect to all actions taken by it pursuant to this Agreement or in accordance with the terms of the Intercreditor Agreement to the full extent thereof, and JPMCB in its capacity as Collateral Agent shall have the benefit of all indemnification, reimbursement, liability waivers, waivers of fiduciary duties and similar terms as are applicable to  JPMCB in its capacity as Administrative Agent to the full extent thereof.

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